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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                         SYLVAN LEARNING SYSTEMS, INC.,

                                 PROMETRIC, INC.

                        PROMETRIC ACQUISITION CORPORATION

                                       AND

                             THE THOMSON CORPORATION

                          DATED AS OF JANUARY 26, 2000














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
                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated January 26, 2000, is made by and among SYLVAN LEARNING SYSTEMS, INC., a Maryland corporation (the "SELLER"), PROMETRIC, INC., a Maryland corporation (the "COMPANY"), Prometric Acquisition Corporation, a Delaware corporation (the "PURCHASER") and, for purposes of Articles V, VI, VIII and X and Section 13.12 only, The Thomson Corporation, a corporation incorporated under the laws of Ontario, Canada (the "GUARANTOR").

                                    RECITALS

         WHEREAS, the Seller is the beneficial owner of all of the issued and outstanding shares (the "Shares") of Common Stock of the Company;

         WHEREAS, the Company owns, directly or indirectly, equity interests in certain other entities listed in Section 3.03 of the Disclosure Schedule (as hereinafter defined) (collectively, the "Subsidiaries");

         WHEREAS, historically, the Seller has operated its world-wide computer-based testing business as an unincorporated division (the "BUSINESS") of its overall business , and prior to the closing of the transaction contemplated herein, the Seller will transfer all of the . North and South American assets of the Business and the North and South American Assumed Liabilities (as hereinafter defined) to the Company;

         WHEREAS, the Seller and the Purchaser are entering into one or more separate agreements of even date herewith with respect to the purchase of the Foreign Operations of the Business; and

         WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares in exchange for the purchase price described herein, upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I
                           DEFINITIONS; INTERPRETATION

         SECTION 1.01 DEFINITIONS. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

         "ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "ADJUSTED MULTIPLIER" has the meaning specified in Section 2.03(a) of this Agreement.

         "AFFILIATE" means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

         "AGREEMENT" means this Agreement, including the Disclosure Schedule, all exhibits hereto and all amendments hereto made in accordance with Section
13.04 of this Agreement.

         "ANCILLARY AGREEMENTS" means the Escrow Agreement, the Subleases and the Transition Services Agreement.

         "APTC" means an Authorized Prometric Testing Center.

         "ASSUMED LIABILITIES" has the meaning specified in Section 2.02(a) of this Agreement.

         "BALANCE SHEET DATE" means November 30, 1999.

         "BANKRUPTCY AND EQUITY EXCEPTIONS" means applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         "BASE PRICE" means $523,000,000.

         "BEST EFFORTS" means commercially reasonable efforts but shall in no event require the commencement of any litigation, arbitration or other proceeding against any third party or the payment of any material fees to any third party.

         "BUSINESS" has the meaning specified in the recitals to this Agreement.

         "BUSINESS DAY" means any weekday on which commercial banks in New York City are open. Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.

         "CLAIM" has the meaning specified in Section 10.02(e) of this Agreement.

         "CLAIM NOTICE" has the meaning specified in Section 10.02(e) of this Agreement.

         "CLOSING" has the meaning specified in Section 2.04 of this Agreement.

         "CLOSING DATE" has the meaning specified in Section 2.04 of this Agreement.

         "CLOSING MODIFIED WORKING CAPITAL" means the Modified Working Capital as of the close of business on the Closing Date.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY" has the meaning specified in the heading of this Agreement.

         "COMPANY CHARTER DOCUMENTS" means the charter and bylaws of the Company.

         "COMPANY COMMON STOCK" means the Common Stock, par value $.001 per share, of the Company.

         "COMPANY PREFERRED STOCK" means the Preferred Stock, par value $.001 per share, of the Company.

         "CONTROL" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlled" shall have a correlative meaning.

         "DAMAGES" has the meaning specified in Section 10.02(c) of this Agreement.

         "DEDUCTIBLE" has the meaning specified in Section 10.02(d) of this Agreement.

         "DISCLOSURE SCHEDULE" means each Disclosure Schedule referred to herein and delivered by the Seller to the Purchaser on the date hereof and attached hereto.

         "EMPLOYEE BENEFIT PLAN" has the meaning specified in Section 3(3) of ERISA.

         "ENCUMBRANCES" means any lien, security interest, mortgage, pledge, hypothecation, easement or conditional sale or other title retention agreement; provided, however, that Encumbrances shall not include any Permitted Encumbrance.

         "ENVIRONMENTAL LAW" means any Law relating to pollution or protection of the environment, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

         "ENVIRONMENTAL LIABILITY" means any claim or demand, order, suit, obligation, Action, liability, cost (including the cost of any investigation, testing, compliance or remedial action), damages (consequential or direct), loss or expense (including reasonable attorneys' and consultants' fees and expenses) arising out of, relating to or resulting from any environmental matter or condition and related in any way to the Business, the ownership of the Shares or to this Agreement or its subject matter, in each case whether arising or incurred before, on or after the Closing Date.

         "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, License and other authorization required under or issued pursuant to any Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW AGENT" means a bank or trust company having its principal place of business in the United States and having assets in excess of US $500 million selected by the Purchaser and reasonably satisfactory to the Seller.

         "ESCROW AGREEMENT" means the Escrow Agreement among the Escrow Agent, the Purchaser (or its Affiliates) and the Seller in the form attached hereto as Exhibit A.

         "EXCLUDED LIABILITIES" has the meaning specified in Section 2.02(b) of this Agreement.

         "FINAL MWC STATEMENT" means the determination of the Closing Modified Working Capital that is final and binding on the parties, either through agreement by the parties or through the action of the Independent Accounting Firm in the manner set forth in Section 2.06 of this Agreement.

         "FINANCIAL STATEMENTS" means the (1) audited balance sheets of the Business as of December 31, 1997 and December 31, 1998 and the unaudited balance sheet of the Business as of September 30, 1999, (2) audited statements of operations of the Business for the periods ended December 31, 1996, December 31, 1997 and December 31, 1998, together with all related notes and schedules thereto, accompanied by the reports thereon of the Seller's Accountants and the unaudited statement of operations of the Business for the period ended September 30, 1999, (3) audited statements of owner's equity of the Business for the periods ended December 31, 1996, December 31, 1997 and December 31, 1998 and the unaudited statement of owner's equity of the Business for the period ended September 30, 1999 and (4) audited statements of cash flows of the Business for the periods ended December 31, 1996, December 31, 1997 and December 31, 1998 and the unaudited statement of cash flows of the Business for the period ended September 30, 1999.

         "FOREIGN OPERATIONS" means all of the Business operated outside of North America and South America.

         "FOREIGN PURCHASE AGREEMENT" means the Acquisition Agreement of even date herewith by and between Sylvan I B.V. and Dodd Street Holdings B.V.

         "FORFEITED AMOUNTS" has the meaning specified in Section 2.06(k) of this Agreement.

         "GAAP" means generally accepted accounting principles applied on a consistent basis.

         "GOVERNMENTAL AUTHORITY" means any United States federal, state or local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body or any arbitrator (including any private arbitrator).

         "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "HAZARDOUS MATERIALS" means (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos or polychlorinated biphenyls and (b) any chemical, material or substance defined or regulated as toxic or as a pollutant, contaminant or waste under any Environmental Law.

         "INDEBTEDNESS" means all obligations which arise from borrowed money or the deferred purchase price of property or services, including capitalized leases under GAAP (other than accounts payable arising in the ordinary course of business).

         "INDEMNIFIED PARTY" has the meaning specified in Section 10.02(e) of this Agreement.

         "INDEMNIFYING PARTY" has the meaning specified in Section 10.02(e) of this Agreement.

         "INDEPENDENT ACCOUNTING FIRM" means (a) an independent certified public accounting firm in the United States of international recognition mutually acceptable to the Seller and the Purchaser or (b) if the Seller and the Purchaser are unable to agree upon such a firm, then each party shall select one such firm and those two firms shall select a third firm, in which event "Independent Accounting Firm" shall mean such third firm.

         "INITIAL MWC STATEMENT" has the meaning specified in Section 2.06(a) of this Agreement.

         "INTELLECTUAL PROPERTY" means all of the following that are used or held for use by the Business: (a) United States, international and foreign patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, and all improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) copyrightable works, copyrights (whether or not registered) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (d) confidential and proprietary information and other trade secrets, (e) Software and Third Party Software, (f) coded values, formats, data, historical or current databases, whether or not copyrightable and (g) URLs, Internet web sites or identities.

         "INTEREST RATE" means an interest rate per annum equal to the average of the rates per annum publicly announced by Citibank N.A. or any successor thereto in New York, New York from time to time as its "base rate," on each day during the period for which interest is to be paid.

         "IRS" has the meaning specified in Section 3.18(a) of this Agreement.

         "KNOWLEDGE" means the knowledge of the officers and directors of the subject entity, and in each case shall mean facts, circumstances or occurrences the respective individuals actually knew or reasonably should have known given his or her involvement in the business of the subject entity, and the information available to such individual.

         "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

         "LETTER AGREEMENT" has the meaning specified in Section 12.02 of this Agreement.

         "LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, License, agreement, arrangement, commitment or undertaking or otherwise.

         "LICENSES" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, filings, qualifications, privileges, franchises and similar consents granted or issued by any Governmental Authority.

         "MATERIAL ADVERSE EFFECT" means any circumstance, change in or effect on the Company or the Business that, individually or in the aggregate with any other circumstances, changes in or effects on the Company or the Business: (a) is, or could be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, business prospects, results of operations or the condition (financial or otherwise) of the Company or the Business or (b) could materially adversely affect the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted.

         "MATERIAL CONTRACTS" has the meaning specified in Section 3.14(b) of this Agreement.

         "MATERIAL LEASE" has the meaning specified in Section 3.10 of this Agreement.

         "MATERIAL TANGIBLE PERSONAL PROPERTY" has the meaning specified in
Section 3.11(a) of this Agreement.

         "MODIFIED WORKING CAPITAL" means, as of a particular date of determination, all accounts receivable (less allowances for doubtful accounts), costs and estimated earnings in excess of billings on uncompleted contracts, other receivables, other current assets and prepaid expenses, less accounts payable and accrued expenses calculated pursuant to "hard close" procedures (i.e., an actual closing of the books of account) as of the close of business on the Closing Date on the basis of and using the same accounting policies, principles, methodologies and estimates used in preparing the Statement of Modified Working Capital set forth in Schedule 2.06 of this Agreement; provided, however, that bonuses included in accrued expenses or accounts payable and payable to employees of the Business under the Prometric Strategic Plan and expenses included in accrued expenses or accounts payable and related to the proposed initial public offering of the Company Common Stock will be excluded for all purposes of determining Modified Working Capital.

         "MULTIEMPLOYER PLAN" has the meaning specified in Section 3.18(b) of this Agreement.

         "MULTIPLE EMPLOYER PLAN" has the meaning specified in Section 3.18(b) of this Agreement.

         "NOTICE OF DISAGREEMENT" has the meaning specified in Section 2.06(b) of this Agreement.

         "PERMITTED ENCUMBRANCE" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Encumbrances imposed by any Governmental Authority for Taxes, assessments or charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (b) purchase money security interests or liens incurred in connection with equipment acquisitions; (c) carriers', warehousemen's, mechanics', materialmen's, employees', repairmen's or other like Encumbrances arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings, if reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (d) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (e) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (f) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business and encroachments (whether or not in the ordinary course of business) which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business thereon.

         "PERSON" means any natural person, corporation, general or limited partnership, limited liability company, firm, association or other legal entity.

         "PLANS" has the meaning specified in Section 3.18(a) of this Agreement.

         "PROMETRIC STRATEGIC PLAN" means the 1999 Prometric Strategic Reward Incentive Compensation Plan.

         "PURCHASE PRICE" means the Base Price, as such amount may be adjusted at the Closing pursuant to Section 2.03(a) hereof and may be further adjusted pursuant to Section 2.06 hereof.

         "PURCHASER" has the meaning specified in the heading of this Agreement.

         "PURCHASER CHARTER DOCUMENTS" means the certificate of incorporation and by-laws of the Purchaser.

         "RECEIVABLES" means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

         "REFERENCE BALANCE SHEET" means the balance sheet (including the related notes and schedules thereto) of the Business on a combined basis, dated as of November 30, 1999, a copy of which is set forth in Section 3.08(a)(i) of the Disclosure Schedule.

         "REFERENCE BALANCE SHEET DATE" means November 30, 1999.

         "REPRESENTATIVE" means any officer, director, principal, lawyer, partner, advisor, accountant, employee, consultant or trustee.

         "RESTRICTED PERIOD" has the meaning specified in Section 9.03(a) of this Agreement.

         "RETENTION BONUS AMOUNT" has the meaning specified in Section 6.08 of this Agreement.

         "RETENTION BONUS PLAN" has the meaning specified in Section 8.01(m) of this Agreement.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SELLER" has the meaning specified in the heading of this Agreement.

         "SHARES" has the meaning specified in the recitals to this Agreement.

         "SOFTWARE" means all computer software developed or currently being developed by or on behalf of the Seller or the Company for use by the Business, including source code, object code, comments, user interfaces, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith.

         "STC" means a Sylvan Technology Center.

         "SUBLEASE" means the Sublease between the Purchaser (or its Affiliates) and the Seller in the form attached hereto as Exhibit B.

         "SUBSIDIARIES" has the meaning specified in the recitals to this Agreement.

         "SUBSIDIARY SHARES" has the meaning specified in Section 3.03(b) of this Agreement.


         "TAX RETURN" means all returns, declarations, forms, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

         "TAXES" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

         "THIRD PARTY SOFTWARE" means, to the extent used or held for use in the Business, all computer software developed by a third party that was not developed by or on behalf of the Seller or the Company (including source code, object code, comments, user interfaces, menus, buttons and icons and all files, data, manuals, design notes and other items and documentation related thereto), but excluding commercially available shrink-wrapped software.

         "THIRD PERSON" has the meaning specified in Section 10.02(e) of this Agreement.

         "TRANSITION SERVICES AGREEMENT" means the Transition Services Agreement between the Purchaser (or its Affiliates) and the Seller in the form attached hereto as Exhibit C.

         "YEAR 2000 COMPLIANT" means, with respect to any of the material assets, services or operations of the Company and the Business, as demonstrated through appropriate testing of the same, design and performance capabilities (including, without limitation, the ability of services and products distributed by the Company or the Business to recognize the century and to manage and manipulate data involving dates, including single century and multi-century formulas and date values, without resulting in the generation of incorrect values involving such dates or causing any abnormal endings) such that prior to, during, and after the calendar year 2000, none of the material assets, services or operations will, in any material respect, malfunction, produce errors, premature cancellation or expiration of contractual rights, deletion of data or invalid or incorrect results, or abnormally cease to function or exhibit any other problems in connection with (a) the year 2000 (and all subsequent years) as distinct from 1900's years, and (b) the date February 29, 2000, and all subsequent leap years.

         Section 1.02 INTERPRETATION. Unless otherwise indicated in this
Agreement:

                  (a) reference to and the definition of any document (including this Agreement) shall be deemed a reference to such document as it may be amended or modified from time to time;

                  (b) all references to an "Article," "Section," "Schedule" or "Exhibit" are to an Article or Section hereof or to a Schedule or an Exhibit attached hereto;

                  (c) defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

                  (d) the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

                  (e) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" the specified date and the words "to" and "until" each means "to and including" the later specified date;

                  (f) periods of days referred to in this Agreement shall be counted in calendar days unless business days are expressly prescribed and references in this Agreement to months and years shall be to calendar months and calendar years unless otherwise specified;

                  (g) the headings in this Agreement are for the purpose of reference only and do not limit or affect its meaning; and

                  (h) the word "including" when used in this Agreement shall mean "including, without limitation."


                                   ARTICLE II
                           PURCHASE AND SALE OF SHARES

         Section 2.01 PURCHASE AND SALE OF SHARES. On the terms and subject to the conditions set forth herein, the Seller shall sell, assign and transfer to the Purchaser, and the Purchaser shall purchase from the Seller, on the Closing Date, all of the Shares.

         Section 2.02 ASSUMPTION AND EXCLUSION OF LIABILITIES. (a) On the terms and subject to the conditions of this Agreement, the Purchaser shall, on the Closing Date, assume and agree to pay, perform and discharge when due all Liabilities of the Seller that arise or relate principally to the Business, on or prior to the Closing Date and which are reflected on the Reference Balance Sheet, except for the Excluded Liabilities (the "ASSUMED LIABILITIES").

                  (b) The Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, all Liabilities of the Seller as of the Closing Date other than the Assumed Liabilities (the "Excluded Liabilities"), including:

                  (i) all Taxes now or hereafter owed by the Seller, the Company, any Subsidiary or any Affiliate of the Seller, or attributable to the Business, relating to any period, or any portion of any period, ending on or prior to the Closing Date;

                  (ii) all Liabilities relating to any litigation or proceeding, including the litigation identified in Sections 3.12 and 3.16 of the Disclosure Schedule, relating to or attributable to any period ending on or prior to the Closing Date; and

                  (iii) all Liabilities and Damages arising out of any breach or alleged breach by the Seller, the Business or the Company under any contract, agreement or arrangement related to the Business which occurred or is alleged to have occurred prior to the Closing; and

                  (iv) any bonuses included in accrued expenses or accounts payable and payable to employees of the Business under the Prometric Strategic Plan.


         Section 2.03 PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE. (a) The Purchaser shall, or shall cause one or more of its Affiliates to pay the Purchase Price in cash to the Seller at the Closing, as provided in Section 2.05(b). The Purchase Price shall be adjusted downward at Closing in an amount, if any, equal to the Revenue Multiple (as hereinafter defined) of any contract listed on Schedule 2.03(a) for which the Seller or the Purchaser does not receive a consent prior to the Closing permitting such contract to be assigned as a result of the transactions contemplated by this Agreement. "REVENUE MULTIPLE" shall mean, for each such contract, the amount set forth with respect to such contract in Schedule 2.03(a) multiplied by 3.6; provided, however, that if the 1999 revenue of the Business set forth in the audited financial statements of the Business is less than $214,000,000, the Revenue Multiple shall be equal to the amount set forth on Schedule 2.03(a) multiplied by the quotient of 775,000,000 divided by the 1999 revenue of the Business set forth in the audited financial statements, rounded to the nearest tenth (such multiplier being referred to as the "ADJUSTED MULTIPLIER"). The Purchase Price shall be subject to adjustment after the Closing as set forth in Section 2.06 hereof. The Purchase Price shall also be adjusted downward at Closing in an amount equal to the Retention Bonus Amount determined pursuant to Section 6.08 hereof.

                  (b) The sum of the Purchase Price and the Assumed Liabilities and any other amount included in the Purchase Price for U.S. federal income tax purposes shall be allocated among the Shares, the covenant regarding the protection of the Business contained in Section 9.03 hereof as of the Closing Date which allocation shall be delivered by the Purchaser to the Seller in accordance with Section 7.08 hereof. Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected in the allocation hereunder in a manner consistent with Treasury Regulation ss. 1.338-7T(b). For all Tax purposes, each of the Purchaser, the Company and the Seller shall report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the allocation under Schedule 2.01(b), and none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation or otherwise.

         Section 2.04 CLOSING. Except as hereinafter provided, the closing hereunder (the "CLOSING") shall take place at the offices of Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland at 10:00 a.m., eastern time, on the Business Day that is seven days after the later to occur of: (a) expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Act; and (b) satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VII; unless otherwise mutually agreed to in writing by the Seller and the Purchaser. The date of the Closing is referred to in this Agreement as the "CLOSING DATE."

         Section 2.05 Deliveries at Closing. At the Closing, the following actions shall be taken:

                  (a) The Seller will deliver or cause to be delivered to the Purchaser:

                           (i) the opinions, certificates, and other items
                  described in Section 8.01 and such other evidence of the performance of all of the covenants and the satisfaction of all conditions required of the Seller by this Agreement as the Purchaser shall reasonably require;

                           (ii) a certificate or certificates representing all
                  of the Shares, duly endorsed in blank or, in lieu thereof, accompanied by stock powers duly executed in blank, and in proper form for transfer;

                           (iii) the minute books, stock books and stock ledgers
                  (to the extent such exist) of the Company and the Subsidiaries and the business files of the Business;

                           (iv) an executed counterpart of each Ancillary Agreement; and

                           (v)   a receipt for the Purchase Price.

                  (b) The Purchaser will deliver or cause to be delivered to the
                  Seller:

                           (i) the Purchaser Charter Documents, certificates and
                  items described in Section 8.02 and such other evidence of the performance of all the covenants and the satisfaction of all conditions required of the Purchaser by this Agreement and as the Seller shall reasonably require;

                           (ii) the Purchase Price as adjusted under Sections
                  2.03(a) and 2.06(j) hereof, by wire transfer of all but $5,000,000 thereof in immediately available funds to an account or accounts designated at least four Business Days prior to the Closing Date by the Seller in a written notice to the Purchaser and by wire transfer of $5,000,000 thereof in immediately available funds to the account designated therefor in the Escrow Agreement;

                           (iii)    a receipt for the Shares; and

                           (iv) the opinions, certificates and other documents
                  required to be delivered pursuant to Section 8.01.

         Section 2.06 ADJUSTMENTS OF PURCHASE PRICE. The Purchase Price shall be subject to adjustments after the Closing as specified in this Section 2.06:

                  (a) As promptly as practicable, but no later than 90 days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement of Modified Working Capital (including the related notes and schedules thereto) and a calculation of the deferred revenue and cash balances of the Company, in each case, as of the close of business on the Closing Date, which shall set forth the Purchaser's determination of the Closing Modified Working Capital and such deferred revenue and cash balances and shall set forth in detail the amounts underlying such calculation in the same format and detail as in
         Schedule 2.06 (the "INITIAL MWC STATEMENT"). The Purchaser shall cause the Chief Financial Officer of The Thomson Learning Market Group to certify to the Seller at the time of delivery of the Initial MWC Statement that the Modified Working Capital set forth on the Initial MWC Statement was prepared on the basis of, and using the same accounting policies, principles, methodologies and estimates used in preparing the Statement of Modified Working Capital as of November 30, 1999 as set forth in Schedule 2.06. At all reasonable times during the 45 Business Days immediately following the Seller's receipt of the Initial MWC Statement, the Seller and its representatives will be permitted to review at any of the Purchaser's domestic offices the Purchaser's working papers (including working papers of its accountants) relating to the Initial MWC Statement, as well as all of the books and records relating to the operations and finances of the Business with respect to the period up to and including the Closing Date, and the Purchaser shall make reasonably available the individuals responsible for the preparation of the Initial MWC Statement (including, without limitation, accountants, lawyers and other advisors) in order to respond to the inquiries of the Seller related thereto.

                  (b) The Seller shall notify the Purchaser in writing (the "NOTICE OF DISAGREEMENT") within 45 Business Days after receiving the Initial MWC Statement if the Seller disagrees with the Purchaser's calculation of the Closing Modified Working Capital, deferred revenue and/or cash balances, which Notice of Disagreement shall set forth in reasonable detail the basis for such dispute and the U.S. Dollar amounts involved and the Seller's good faith estimate of the Closing Modified Working Capital, deferred revenue and cash balances. If the Seller does not deliver a Notice of Disagreement to the Purchaser within such 45 Business Day period, then the Initial MWC Statement shall be deemed to have been accepted by the Seller, shall become final and binding upon the parties and shall be the Final MWC Statement.

                  (c) During the 30 Business Days immediately following the delivery of a Notice of Disagreement, the Seller and the Purchaser shall seek in good faith to resolve any differences that they may have with respect to any matter specified in the Notice of Disagreement. If at the end of such 30 Business Day period, the Seller and the Purchaser have been unable to agree upon a Final MWC Statement, then the Seller and the Purchaser shall submit to the Independent Accounting Firm for review and resolution any and all matters that remain in dispute with respect to the Notice of Disagreement. The Purchaser and the Seller shall cause the Independent Accounting Firm to use commercially reasonable efforts to make a final determination (which determination shall be binding on the parties hereto) of the Closing Modified Working Capital, deferred revenue and cash balances within 30 Business Days from such submission, and such final determination shall be the Final MWC Statement. The cost of the Independent Accounting Firm's review and determination shall be split between and paid by the Seller and the Purchaser on a proportionate basis, based upon the relative amount by which each such party's determination of Closing Modified Working Capital, deferred revenue and cash balances differed from the Closing Modified Working Capital, deferred revenue and cash balances on the Final MWC Statement. During the 30 Business Day review by the Independent Accounting Firm, the Purchaser and the Seller will each make available to the Independent Accounting Firm such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

                  (d) (i) If the Closing Modified Working Capital (as set forth in the Final MWC Statement) exceeds the Modified Working Capital as of November 30, 1999, as reflected on Schedule 2.06 hereto , then the Purchaser shall pay to the Seller an amount equal to such excess; or
         (ii) if the Modified Working Capital as of November 30, 1999 as reflected on Schedule 2.06 exceeds the Closing Modified Working Capital (as set forth in the Final MWC Statement), then the Seller shall pay to the Purchaser an amount equal to such excess, in either case within five Business Days after the Final MWC Statement becomes final and binding on the parties hereto and, in either case, together with interest at the Interest Rate on the amount of such excess from the Closing Date until the date of payment. If the Closing Modified Working Capital (as set forth in the Final MWC Statement) is equal to the Modified Working Capital as of November 30, 1999 as reflected on
         Schedule 2.06 , then neither the Purchaser nor the Seller shall owe any amount to the other party pursuant to this Section 2.06. The Purchase Price shall also be adjusted downward in an amount equal to one-half of the deferred revenue set forth in the Final MWC Statement, and the Seller shall pay such amount to the Purchaser within five Business Days after the Final MWC Statement becomes final and binding on the parties hereto, together with interest thereon at the Interest Rate from the Closing Date until the date of payment. The Purchase Price shall also be adjusted upward in an amount equal to the cash balances set forth in the Final MWC Statement, and the Purchaser shall pay such amount to the Seller within five Business Days after the Final MWC Statement becomes final and binding on the parties hereto, together with interest thereon at the Interest Rate from the Closing Date until the date of payment.

                  (e) Following the Closing through the date on which payment, if any, is made by either party pursuant to Section 2.06(d), or if the Final MWC Statement indicates that no such payment is required, then through the date on which the Final MWC Statement becomes effective, the Purchaser will not take any actions with respect to any accounting books, records, policies or procedures on which the Initial MWC Statement or the Final MWC Statement is to be based that are inconsistent with past practices of the Seller with respect to the Business or that would make it impossible or impracticable to calculate the Closing Modified Working Capital in the manner and utilizing the methods required hereby.

                  (f) The parties acknowledge and agree that the purchase price adjustment contemplated by this Section 2.06 is intended to reflect the change in Modified Working Capital solely as a result of operations and activities of the Business in the ordinary course of business between November 30, 1999 and the Closing Date. The parties also acknowledge and agree that the adjustment, if any, contemplated by this Section
         2.06 can only be properly determined if the Closing Modified Working Capital is prepared consistent with and using the same principles, policies, practices, procedures, methods and estimates as those used in calculating the Modified Working Capital as of November 30, 1999. Notwithstanding the foregoing, any error, omission or other inaccuracy in the calculation of Modified Working Capital as of November 30, 1999 that is discovered in the course of preparing the Closing Modified Working Capital shall not result in any adjustment to the Modified Working Capital as of November 30, 1999 but will be reflected in the Closing Modified Working Capital.

                  (g) Notwithstanding anything contained in this Agreement, the Purchase Price shall be adjusted downward for (i) any contract listed on Schedule 2.03(a) for which consent to assignment was obtained but
         (x) which is terminated within six (6) months after the Closing Date by the other party thereto due to a breach existing on or prior to the Closing Date on the part of the Seller, the Company, any Subsidiary or the Business and (y) such other party did not continue to do business with the Company at substantially the same level as prior to such termination, or (ii) the termination or rescission of the contract identified in Schedule 2.06(g) as a result of the outcome of the litigation referred to in such Schedule. In both cases, the Purchase Price shall be decreased by the particular contract's Revenue Multiple. The Purchaser shall give the Seller written notice of any such termination or rescission within 10 days after such event. Any amounts due to the Purchaser under this Section 2.03(g) shall be paid by the Seller in cash within 10 days after the receipt of any such notice.

                  (h) Notwithstanding anything in this Agreement, the Purchase Price shall be adjusted upward for any contract listed on Schedule 2.03(a) for which a downward purchase price adjustment was made at Closing pursuant to Section 2.03(a) hereof if the other party to such contract (i) continues for a period of six (6) months after the Closing to permit the Company to provide computer based testing services that are substantially similar to those that were provided under such contract prior to the Closing, or (ii) within six (6) months after the Closing, renews such contract or consents to the assignment of such contract as a result of the transactions contemplated by this Agreement. The amount of any adjustment pursuant to this Section 2.06(h) for any such contract shall equal the amount of the downward adjustment made at Closing pursuant to Section 2.03(a). The Purchaser shall give the Seller written notice of any such renewal or consent within 10 days after such event. Any amounts due to the Seller under this Section 2.03(h) shall be paid by the Purchaser in cash within 10 days after such six (6) months' period after the Closing or in the case of a renewal or consent to assignment within 10 days after such renewal or consent to assignment.

                  (i) Notwithstanding anything contained in this Agreement, the Purchase Price shall be adjusted downward in the amount of any lost revenue under the contract listed in Schedule 2.06(i) if an event occurs during the six (6) month period after the Closing, as a result of which the Business experiences a loss (as opposed to a deferral) of revenue due to a failure by the Business to meet any performance requirements under such contract if such failure existed on or prior to the Closing Date. The Purchaser shall give the Seller written notice of any such revenue loss within 30 days after the end of such six (6) month period following the Closing. The Purchaser shall give the Seller written notice of any such loss (as opposed to a deferral) of revenue within 10 days after such event. Any amounts due to the Purchaser under this Section 2.03(i) shall be paid by the Seller in cash within 10 days after the receipt of any such notice.

                  (j) Notwithstanding anything contained in this Agreement, the Purchase Price shall be adjusted downward at Closing for the estimated amounts payable to or on behalf of employees of the Business under the Retention Bonus Plan.

                  (k) Notwithstanding anything contained in this Agreement, the Purchase Price shall be adjusted upward for any amounts that become no longer payable to or on behalf of any of the employees of the Business under the terms of the Retention Bonus Plan on or before the first anniversary of the Closing ("Forfeited Amounts"). Any Forfeited Amounts due to the Seller under this Section 2.06(k) shall be paid by the Purchaser in cash within 10 days after any such Forfeited Amount was forfeited under the Retention Bonus Plan.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                              REGARDING THE COMPANY

         For purposes of the representations and warranties contained in this
Article III, unless the context otherwise requires, references to the "Company" shall be deemed also to refer to the Subsidiaries, the Business prior to the transfer of the Business to the Company and, as the context requires, to the Seller as owner of the Business. Information disclosed in any one section of the Disclosure Schedule shall be deemed to be provided for any other section of the Disclosure Schedule to which such information is applicable. The Seller and the Company, jointly and severally, hereby represent and warrant to the Purchaser as follows:

         SECTION 3.01 ORGANIZATION; GOOD STANDING. (a) The Company is a corporation duly incorporated, validly existing and at the Closing will be in good standing under the laws of the State of Maryland and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Company at the Closing will be duly qualified in all jurisdictions in which the conduct of the Company's business or activities or its ownership of assets requires qualification under applicable law, the absence of which would have a Material Adverse Effect on the Company. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the board of directors of the Company and by all other necessary action on the part of the Company and its stockholders. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Company fully enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

         (b) Each Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of that portion of the Business conducted by such Subsidiary makes such qualification necessary, and each Subsidiary has all necessary corporate power and authority to own, operate or lease assets owned, operated or leased by it and to carry on that portion of the Business conducted by such Subsidiary as of the Closing Date, except for failures to be so qualified or to have such power and authority that do not have a Material Adverse Effect.

         SECTION 3.02 CAPITALIZATION. The authorized stock of the Company consists of (a) 150,000,000 shares of Company Common Stock, par value $.001 per share, and (b) 10,000,000 shares of Company Preferred Stock. As of the date hereof, 100 shares of Company Common Stock are issued and outstanding and no shares of Company Preferred Stock are issued and outstanding. At the Closing, all of the Shares will be owned by the Seller free and clear of all Liens except for any Liens arising out of, under or in connection with this Agreement or by or through the Purchaser. There are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements to which the Company is a party requiring or restricting issuance, sale or transfer of any of the Shares, or evidencing the right to subscribe for any of the Shares, or giving any person any rights with respect to the Shares. There are no voting agreements, voting trusts, other agreements (including cumulative voting rights), commitments or understandings to which the Company is a party with respect to the Shares. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable.

         SECTION 3.03 CAPITALIZATION; SUBSIDIARIES. (a) Except as set forth in
Section 3.03 of the Disclosure Schedule, the Company does not presently own, of record or beneficially, or Control, directly or indirectly, any stock, securities convertible into stock or any other equity interest in any corporation, association or other business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership, limited liability company or other non-corporate entity.

         (b) All of the issued and outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power) of each Subsidiary (the "Subsidiary Shares") are owned of record and beneficially, directly or indirectly, by the Company. All of the Subsidiary Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Subsidiary Shares.

         SECTION 3.04 FINANCIAL INFORMATION. (a) The Company has delivered to the Purchaser copies of the Financial Statements. All of the Financial Statements and the Reference Balance Sheet have been prepared in accordance with GAAP from the books and records of the Business and the Subsidiaries (except that the unaudited Financial Statements are subject to normal year-end audit adjustments, which did not and will not have a Material Adverse Effect on the Company or the Business). All of the Financial Statements and the Reference Balance Sheet present fairly in all material respects the financial position, results of operations, changes in owners' equity and cash flows of the Subsidiaries and the Business at the dates and for the periods indicated.

                  (b) Except as set forth in Section 3.04(b) of the Disclosure Schedule, the books of account and other financial records of the Seller and the Company and the Subsidiaries: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Seller and the Company, respectively, and throughout the periods involved, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

         SECTION 3.05 NO UNDISCLOSED LIABILITIES. Except as set forth in Section
3.05 of the Disclosure Schedule, all of the assets of the Business and the Subsidiaries' assets, tangible and intangible, are owned by the Seller, the Company or the Subsidiaries, free and clear of any Encumbrances. As of the Balance Sheet Date, the Company and the Subsidiaries did not have any material outstanding Indebtedness or Liabilities that would be required to be disclosed on the Reference Balance Sheet (including its footnotes) prepared in accordance with GAAP if such Indebtedness or Liabilities had been known at the time of the balance sheet's preparation, which is not shown on the Reference Balance Sheet or disclosed in the Financial Statements (including the footnotes thereto). The Seller has not transferred to the Company, the Subsidiaries or the Foreign Operations and, as of the Closing Date, the Company, the Subsidiaries and the Foreign Operations will not have, any Liabilities other than the Assumed Liabilities.

         SECTION 3.06 RECEIVABLES. Section 3.06 of the Disclosure Schedule is an aged list of the Receivables as of the Reference Balance Sheet Date showing separately those Receivables that as of such date had been outstanding (a) for 29 days or less, (b) 30 to 59 days, (c) 60 to 89 days, (d) 90 to 119 days and
(e) more than 119 days. Except to the extent, if any, reserved for on the Reference Balance Sheet or as set forth in Section 3.06 of the Disclosure Schedule, all Receivables reflected on the Reference Balance Sheet arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of services to Persons not affiliated with the Seller, the Company or the Subsidiaries and in the ordinary course of the business consistent with past practice and, except as reserved against on the Reference Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of the Seller, the Company or the Subsidiaries not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the business consistent with past practice. All Receivables reflected on the Reference Balance Sheet or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Reference Balance Sheet) are or will be good and have been collected or are or will be collectible, without resort to litigation or extraordinary collection activity, within 90 days of the Closing Date, except for Receivables related to activities in India or South Africa, which are or will be collectable within 180 days.

         SECTION 3.07 THE ASSETS. Except as set forth in Section 3.07(a) of the Disclosure Schedule, on the Closing Date the Company and the Subsidiaries will own, free and clear of all Encumbrances, all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, leased or licensed by the Seller, the Company and the Subsidiaries and are used or held for use in the conduct of the North American and South American portions of the Business as of the date of the Reference Balance Sheet, including the assets, properties and rights listed in Sections 3.06, 3.10, 3.11 and 3.19(a) and (b) of the Disclosure Schedule, but excluding the assets, properties and rights that are or will be, as of the Closing Date, owned by the Foreign Operations, which will be transferred to the Purchaser or one of its Affiliates pursuant to the Foreign Purchase Agreement. Except as set forth in Section 3.07 of the Disclosure Schedule, such assets, properties and rights constitute all of the assets, properties and rights (a) necessary for the continued operation of the Business in the manner currently conducted or (b) used to produce the revenues reflected in the Financial Statements.

         SECTION 3.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date, except (a) as otherwise set forth in Section 3.08 of the Disclosure Schedule or (b) as otherwise expressly referred to in this Agreement, the Company, the Subsidiaries and the Seller with respect to the Business have not:

                  (i) changed or amended its Charter Documents in any material respect;

                  (ii) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business, none of which individually or in the aggregate would have a Material Adverse Effect on the Company or the Business;

                  (iii) discharged or satisfied any material lien, security interest, charge or other encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business, consistent with past practices;

                  (iv) mortgaged, pledged or subjected to any material lien, security interest, charge or other encumbrance any of its assets or properties;

                  (v) transferred, leased or otherwise disposed of any of its assets or properties, except for fair consideration in the ordinary course of business, consistent with past practices, or acquired any assets or properties, except in the ordinary course of business, consistent with past practices;

                  (vi) declared, set aside or paid any distribution (whether in cash, stock or property or any combination thereof) in respect of its stock or equity interests or redeemed or otherwise acquired any of its stock or equity interests or split, combined or otherwise similarly changed its stock or equity interests or authorized the creation or issuance of or issued or sold any stock or equity interests or any securities or obligations convertible into or exchangeable therefor, or granted any person or entity any right to acquire any stock or equity interests from the Company or any Subsidiary or agreed to take any such action;

                  (vii) made any investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any partnership, corporation, joint venture or other entity, or entered into any agreement or commitment to do the same;

                  (viii) merged with, entered into a consolidation with or made or committed to any acquisition of the stock or equity interests of any entity or the operating assets of any going business, or, other than in the ordinary course of business, consistent with past practices, purchased any property or assets;

                  (ix) forgiven, released, canceled, compromised or permitted to lapse any debt or claim other than in the ordinary course of business, consistent with past practices or settled or compromised any litigation;

                  (x) except for wage increases made in the ordinary course of its business and consistent with past practices, made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into or modified in any respect any employment contract with, or made any loan to, or entered into any transaction of any other nature with, any officer or employee of the Company, any Subsidiary or the Business other than travel advances in the ordinary course of business, consistent with past practice;

                  (xi) amended, terminated or waived any material right under any agreement, contract or other written commitment to which it is party or by which it is bound or terminated or discontinued any material client or customer contract, agreement or arrangement;

                  (xii) entered into any Material Contract or any transaction other than on an arm's-length basis or other than in the ordinary course of business;

                  (xiii) entered into any letters of intent or commitments to acquire the business or assets of any other person or entity or consummated any such acquisitions;

                  (xiv) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance), which casualty loss or damage would have a Material Adverse Effect on the Company or the Business;

                  (xv) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any inventories or Receivables or revalued any assets of the Seller, the Company, any Subsidiary or the Business other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

                  (xvi) made any change in any method of accounting or accounting practice or policy used by the Seller, the Company, any Subsidiary or the Business, other than such changes required by GAAP and disclosed in Section 3.04(b) of the Disclosure Schedule;

                  (xvii) made any material changes in the customary methods of operations of the Seller, the Company, any Subsidiary or the Business, including, without limitation, practices and policies relating to manufacturing, purchasing, marketing, selling and pricing;

                  (xviii) made any express or deemed election, or settled or compromised any material liability with respect to Taxes of the Seller, the Company, any Subsidiary or the Business;

                  (xix) failed to pay any creditor any material amount owed to such creditor when due;

                  (xx) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than 50 employees in any six-month period in the ordinary course of the Business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

                  (xxi) except pursuant to a confidentiality agreement (which shall be enforced by the Seller on behalf of the Company or the Purchaser after the Closing) disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or go abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Seller, the Company, any Subsidiary or the Business has any right, title, interest or license;

                  (xxii) failed to maintain the Business', the Company's and each Subsidiary's plant, property and equipment in good repair and operating condition, ordinary wear and tear excepted;

                  (xxiii)  suffered any Material Adverse Effect; or

                  (xxiv) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.08 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this
         Section 3.08, except as expressly contemplated by this Agreement and the Ancillary Agreements.

                  SECTION 3.09 TAXES. (a) (i) All material returns and reports in respect of Taxes required to be filed with respect to the Seller with respect to the Business, the Company or any Subsidiary have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all such returns and reports are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or informally by any Tax authority and, to the knowledge of the Seller, no basis exists for any such adjustment; (v) there are no pending or, to the knowledge of the Seller, threatened actions or proceedings for the assessment or collection of Taxes against the Seller, the Company or any Subsidiary or (insofar as either relates to the activities or income of the Seller, the Company, any Subsidiary or the Business or could result in liability of the Seller, the Company or any Subsidiary on the basis of joint and/or several liability) any corporation that was includible in the filing of a return with the Seller on a consolidated or combined basis; (vi) no consent under
Section 341(f) of the Code has been filed with respect to the Seller, the Company or any Subsidiary; (vii) there are no Tax liens on any assets of the Seller (relating solely to the Business), the Company, any Subsidiary or the Business; and (viii) neither the Company nor any of the Subsidiaries is subject to any accumulated earnings tax, personal holding company tax or similar tax.

                  (b) Except as disclosed with reasonable specificity in Section
3.09 of the Disclosure Schedule: (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Seller with respect to the Business, the Company or any Subsidiary may be subject; (ii) there are no requests for information currently outstanding that could affect the Taxes of the Seller with respect to the Business, the Company, any Subsidiary or the Business; (iii) neither the Business, the Company, nor any Subsidiary has any (a) income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method or (b) deferred gain or loss arising out of any intercompany transaction;
(iv) neither the Seller with respect to the Business, the Company, nor any Subsidiary has requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which could have a Material Adverse Effect on the Company, any Subsidiary or the Business; (v) there are no proposed reassessments of any property owned by the Seller with respect to the Business, the Company or any Subsidiary or other proposals that could increase the amount of any Tax to which the Seller, the Company, any Subsidiary or the Business would be subject; and (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary.

                  (c) (i) Section 3.09 of the Disclosure Schedule lists all material income, franchise and similar Tax Returns (federal, state, local and foreign) to be filed with respect to the Company or any Subsidiary for taxable period ended on December 31, 1999, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit; and (ii) the Seller has delivered or made available to the Purchaser correct and complete copies of all federal, state and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller with respect to the Business, the Company or any Subsidiary since January 1, 1995.

         SECTION 3.10 REAL PROPERTY; LEASES OF REAL PROPERTY. Neither the Company nor any Subsidiary owns any real property. Schedule 3.10 contains a complete and correct list in all material respects of all leases, subleases, license agreements or other rights of possession or occupancy of real property to which the Seller in connection with the Business or the Company or any Subsidiary is a party pursuant to which the net annual rent payable by the Company or the Business currently exceeds U.S.$100,000 (each, a "MATERIAL LEASE") and a list of all current STC and APTC sites. Except as set forth on
Section 3.10 of the Disclosure Schedule, all of the Material Leases are in full force and effect. Complete and correct copies of each Material Lease have been furnished or made available to the Purchaser. Except as disclosed on Section
3.10 of the Disclosure Schedule, no consent is required of any landlord or other third party to any Material Lease to consummate the transactions contemplated hereby, and upon consummation of the transactions contemplated hereby, each Material Lease will continue to entitle the Business to the use and possession of the real property specified in such Material Leases. Except as set forth in Section 3.10 of the Disclosure Schedule, the Company is not in default in any material respect beyond any applicable notice or grace period nor has it received written notice of any such default still outstanding on the date hereof under any such Material Lease, and, on the date hereof, to the Knowledge of the Company, there exists no uncured material default thereunder by any third party. The Company is in peaceful and undisturbed possession of each parcel of real property that it leases and there are no contractual or legal restrictions that preclude or restrict the ability to use the premises for the purposes for which they are currently being used. To the Knowledge of the Seller and the Company, all existing water, sewer, steam, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the real property are adequate for the conduct of the Business as it has been and currently is conducted. To the Knowledge of the Seller, there are no material latent defects or material adverse physical conditions affecting the real property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personality of a permanent nature annexed, affixed or attached to, located on or forming part of the real property used or held for use in the Business that reasonably could be expected to have a Material Adverse Effect. Except as set forth in Section 3.10 of the Disclosure Schedule, neither the Seller, the Company, nor any Subsidiary has subleased any parcel or any portion of any parcel of real property to any other Person, nor has the Seller, the Company, nor any Subsidiary assigned its interest under any lease or sublease listed in Section 3.10 of the Schedule to any third party. Neither the Seller, the Company, nor any Subsidiary has received any notice of cancellation or termination under any of the Material Leases and no lessor has any right of termination or cancellation under such lease or sublease except in connection with the default of the Seller, the Company or any Subsidiary thereunder. All Material Leases are in full force and effect and are enforceable against the Company and, to the Knowledge of the Seller, against the other parties thereto in accordance with their terms, subject to the Bankruptcy and Equity Exceptions. On the Closing Date, the Company or one of the Subsidiaries will have the full right to exercise any renewal options contained in the Material Leases on the terms and conditions therein and upon due exercise would be entitled to enjoy the use of each item of leased property for the full term of such renewal options.

         SECTION 3.11 MATERIAL TANGIBLE PERSONAL PROPERTY. (a) Section 3.11 of the Disclosure Schedule lists each material item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personality, vehicles, rolling stock and other material tangible personal property (the "MATERIAL TANGIBLE PERSONAL PROPERTY") used or held for use in the Business.

                  (b) The Seller has, or has caused to be, delivered or made available to the Purchaser correct and complete copies of all material leases and subleases for Material Tangible Personal Property and any and all material ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such material leases and subleases:

                  (i) such lease or sublease, together with all ancillary documents delivered pursuant to the first sentence of this Section 3.11(b), is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective lessor and lessee with respect to such property;

                  (ii) except as set forth in Section 3.11(b) of the Disclosure Schedule, such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or sublease or otherwise give the lessor a right to terminate such lease or sublease;

                  (iii) except as otherwise disclosed in Section 3.11(b) of the Disclosure Schedule, with respect to each such lease or sublease: (1) neither the Seller, the Company nor any Subsidiary has received any notice of cancellation or termination under such lease or sublease and no lessor has any right of termination or cancellation under such lease or sublease except in connection with the default of the Seller or the Company thereunder, (2) neither the Seller, the Company nor any Subsidiary has received any notice of a breach (3) neither the Seller, the Company nor any Subsidiary has granted to any other Person any rights, adverse or otherwise, under such lease or sublease; and

                  (iv) none of the Seller, the Company, any Subsidiary nor (to the best knowledge of the Seller after due inquiry) any other party to such lease or sublease is in breach or default in any material respect, and, to the best knowledge of the Seller after due inquiry, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

                  (c) On and after the Closing Date, the Company or one of the Subsidiaries will have the full right to exercise any renewal options contained in the material leases and subleases pertaining to the Material Tangible Personal Property on the terms and conditions therein and upon due exercise would be entitled to enjoy the use of each item of leased Material Tangible Personal Property for the full term of such renewal options.

         SECTION 3.12 PERMITS; COMPLIANCE WITH LAWS. The Seller and the Subsidiaries have all material Licenses and governmental authorizations material to ownership or occupancy of its respective properties and assets related to the Business and the carrying on of the Business. Except as set forth in Section
3.12 of the Disclosure Schedule, the Company, the Subsidiaries and the Business are and have been operated in compliance in all material respects with all applicable Laws.

         SECTION 3.13 INSURANCE. Section 3.13 of the Disclosure Schedule contains a complete and correct list in all material respects of all policies of insurance of any kind or nature covering the Company, the Subsidiaries or the Business, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance, and such policies are in full force and effect. Complete and correct copies of each such policy have been furnished or made available to the Purchaser.

         SECTION 3.14 SIGNIFICANT CUSTOMERS AND MATERIAL CONTRACTS. (a) Set forth in Section 3.14(a) in the Disclosure Schedule is a list of all significant customers and clients of the Business. A "SIGNIFICANT CUSTOMER," for purposes of this Section 3.14(a), means a customer or client (or person or entity) representing U.S.$2.5 million or more of the annual revenues of the Business in 1999 or forecast for 2000. Except to the extent set forth in Section 3.14(a) of the Disclosure Schedule, to the Knowledge of the Seller, none of the significant customers of the Business has, within the past 12 months, canceled or substantially reduced or is currently attempting or threatening to cancel a contract or substantially reduce prices or utilization of the services provided by the Business.

                  (b) Except as listed in Section 3.14(b) of the Disclosure Schedule or any other schedule hereto, neither the Company, any Subsidiary nor the Seller in respect of the Business is a party to any of the following (each, a "MATERIAL CONTRACT"):

                  (i) any agreement for the purchase of supplies or products or for the furnishing or receipt by the Business of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $500,000 per year.

                  (ii) any agreement concerning an acquisition, partnership or joint venture.

                  (iii) any agreement under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $500,000 or under which there has been imposed a Security Interest on any of the Business' assets, tangible or intangible.

                  (iv) any material agreement regarding confidentiality or noncompetition.

                  (v) any stock option, retirement, severance, pension, bonus, profit-sharing or other material plan for the benefit of its current or former directors, officers or employees.

                  (vi)     any collective bargaining agreement.

                  (vii) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $150,000 or providing material severance benefits.

                  (viii) any agreement under which it has advanced or loaned any amount to any of its directors, officers or employees outside the ordinary course of business.

                  (ix) any agreement to provide computer-based testing services providing for annual payments to the Company, the Subsidiaries or the Business in excess of $500,000 per year or that would require additional infrastructure and staffing investments in excess of $500,000.

                  (x) any other agreement not made in the ordinary course of business that obligates the Company, the Subsidiaries or the Business to make payments in excess of $500,000 per year.

Complete and correct copies of each Material Contract have been furnished or made available to the Purchaser. Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is in breach or default in any material respect under any Material Contract. Each Material Contract is in full force and effect and is enforceable against the Company and each of the Subsidiaries and, to the Knowledge of the Seller, against the other parties thereto, in accordance with their terms, subject to the Bankruptcy and Equity Exceptions. Except as set forth in Schedule 3.14 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has been notified that any party to any Material Contract intends to cancel or terminate any Material Contract.

         SECTION 3.15 NONCONTRAVENTION. Except as set forth in Section 3.15 of the Disclosure Schedule hereto and except for leases or subleases that do not constitute Material Leases or Material Tangible Personal Property leases and agreements that do not constitute Material Contracts, neither the execution or delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, will (a) violate in any material respect any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any government, governmental agency, or court to which the Company, any of the Subsidiaries or the Business is subject, (b) conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any material agreement to which the Company, any of the Subsidiaries or the Business is a party, or constitute a default in any material respect thereunder,
(c) result in the creation of any Encumbrance upon any of the Company's assets and any of the Subsidiaries' assets (except Encumbrances that individually and in the aggregate are not material) or (d) violate in any material respect any of the provisions of the Company Charter Documents or the equivalent documents of any Subsidiary.

         SECTION 3.16 LITIGATION. Except as disclosed in Section 3.16 of the Disclosure Schedule, there is no action, suit, proceeding or formal governmental inquiry or investigation pending, or, to the Knowledge of the Seller with respect to the Business, the Company or any Subsidiary, threatened, against the Seller, the Company or any Subsidiary or affecting any of the assets of the Business or which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby. Other than in connection with or in compliance with the provisions of the Hart-Scott-Rodino Act, as described in the Foreign Purchase Agreement and except as set forth in Section 3.16 of the Disclosure Schedule, no consent, approval or authorization of any Governmental Authority on the part of the Seller, the Company or any Subsidiary is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or authorization would not have a Material Adverse Effect.

         SECTION 3.17 ENVIRONMENTAL MATTERS. Except as disclosed in Section 3.17 of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, (a) the operations of the Company and each of the Subsidiaries are in compliance with applicable Environmental Laws, (b) neither the Company nor any of the Subsidiaries is subject to any pending or threatened judicial or administrative proceeding alleging the violation of any Environmental Law or (c) neither the Company nor any of the Subsidiaries has received any written notice that it is in violation of any Environmental Law.

         SECTION 3.18 EMPLOYEE BENEFITS. (a) Plans and Material Documents.
Section 3.18(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Seller with respect to the Business, the Company or any Subsidiary is a party, with respect to which the Seller with respect to the Business, the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Seller with respect to the Business, the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Seller with respect to the Business, the Company or any Subsidiary, (ii) each employee benefit plan for which the Seller with respect to the Business, the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Seller with respect to the Business, the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings between the Seller or any of its Affiliates and any employee of the Seller with respect to the Business, of the Company or any Subsidiary, including, without limitation, any contracts, arrangements or understandings relating to a sale of the Seller (collectively, the "PLANS"). Each Plan is in writing and the Seller has furnished with or made available to the Purchaser a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as disclosed on Section 3.23(a) of the Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Seller with respect to the Business, the Company or any Subsidiary is a party, with respect to which the Seller, the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Seller, the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Seller, the Company or any Subsidiary. Neither the Seller with respect to the Business, the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

                  (b) Absence of Certain Types of Plans. None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Seller, the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"). None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates the Seller with respect to the Business, the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Seller, the Company or any Subsidiary. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

                  (c) Compliance with Applicable Law. Each Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable Law, including, without limitation, ERISA and the Code, and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have always acted in accordance with the provisions of all applicable Law, including, without limitation, ERISA and the Code. The Seller, the Company and each Subsidiary have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No legal action, suit or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

                  (d) Qualification of Certain Plans. Each Plan which is required to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS after 1985 that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS after 1985 that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each trust maintained or contributed to by the Seller, the Company or any Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status.

                  (e) Absence of Certain Liabilities and Events. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Seller nor the Company or any Subsidiary has incurred any liability for any excise tax arising under
Section 4971, 4972, 4980 or 4980B of the Code and no fact or event exists which could give rise to any such liability. Neither the Seller, the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Seller, the Company or any Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Seller, the Company nor any Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

                  (f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance. As of the Closing Date, no Plan which is subject to Title IV of ERISA will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

                  (g) Certain Employee-Benefits Assets. Each of the guaranteed investment contracts and other funding contracts with any insurance company that are held by any of the Plans and any annuity contracts purchased by (i) any of the Plans or (ii) any pension benefit plans (as defined in Section 3(2) of ERISA) that provided benefits to any current or former employees of the Seller, the Company or any Subsidiary was issued by an insurance company which received the highest rating from each of Duff & Phelps Credit Rating Co., Standard & Poor's Insurance Rating Services, A.M. Best Company and Moody's Investors Service, as of the date such contract was issued, the date hereof and the Closing Date.

                  (h) Americans With Disability Act. Except as set forth in
Section 3.18 of the Disclosure Schedule, the Seller and the Company and each Subsidiary would be in material compliance with respect to the requirements of the Americans With Disabilities Act if such act were effective as of the date hereof.

                  (i) WARN Act. The Seller, the Company and each Subsidiary are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and have no liabilities pursuant to WARN.

                  (j) Labor Matters. Except as set forth in Section 3.24 of the Disclosure Schedule, (i) neither the Seller with respect to the Business, the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Seller in the Business or by the Company or any Subsidiary and, to the Knowledge of the Seller, the Company and any Subsidiary, currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Seller, the Company or any Subsidiary; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Seller after due inquiry, threatened between the Seller with respect to the Business, the Company or any Subsidiary and any of their respective employees, and neither the Seller with respect to the Business, the Company nor any Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years;
(iii) neither the Seller with respect to the Business, the Company nor any Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Seller with respect to the Business, the Company or any Subsidiary under any such agreement or contract that could have a Material Adverse Effect;
(iv) there are no unfair labor practice complaints pending against the Seller with respect to the Business, the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Seller, the Company or any Subsidiary that could have a Material Adverse Effect; (v) each of the Seller with respect to the Business, the Company and each Subsidiary is currently in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Seller or the Company or any Subsidiary and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) each of the Seller with respect to the Business, the Company and each Subsidiary has paid in full to all their respective employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) there is no material claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Seller with respect to the Business, the Company or any Subsidiary; (viii) neither the Seller with respect to the Business, the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (ix) there is no material charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the Knowledge of the Seller and the Company, threatened with respect to the Seller with respect to the Business, the Company or any Subsidiary; and (x) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Seller and the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Seller with respect to the Business, the Company or any Subsidiary has employed or currently employs any Person.

                  (k) Key Employees. Section 3.18(k) of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1996, 1997 1998 and 1999, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of the Seller with respect to the Business, the Company or any Subsidiary whose annual compensation exceeded (or, in 2000, is expected to exceed) $150,000.

                  (l) Employee Agreements. Substantially all directors, officers, management employees, and technical and professional employees of the Seller with respect to the Business, the Company and each Subsidiary are under written obligation to the Seller or the Company or the respective Subsidiary to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Seller, the Company or the Subsidiaries all inventions made by them in connection within the scope of their employment during such employment and for a reasonable period thereafter.

         SECTION 3.19 INTELLECTUAL PROPERTY; BUSINESS SYSTEMS. (a) Section 3.19(a) of the Disclosure Schedule contains a complete and correct list of material Intellectual Property owned or used by the Business, any registrations and pending applications therefor, and each license or other agreement relating thereto, including each patent registration and pending application relating to secure internet testing services via camera and biometric technologies. Except as set forth in Section 3.19(a) of the Disclosure Schedule, all of the Intellectual Property owned by the Business (i) is owned by the party shown on such Schedule as owning the same in the case of material Intellectual Property or (ii) on the Closing Date will be owned by the Company or one of the Subsidiaries, in each case free and clear of all Encumbrances. Except as set forth in Section 3.19(a) of the Disclosure Schedule, there have been no claims asserted in writing, which are still pending, that any of the material Intellectual Property owned or used by the Business is invalid or conflicts with the asserted rights of others.

                  (b) To the knowledge of the Seller, the Company and each Subsidiary, except as set forth in Section 3.19(b) of the Disclosure Schedule, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Intellectual Property or that infringe upon the Intellectual Property or upon the rights of the Seller, the Company or any Subsidiary therein. Except as disclosed in Section 3.19(b) of the Disclosure Schedule, neither the Seller, the Company nor any Subsidiary has granted any license or other right to any other Person with respect to the Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Intellectual Property subject to the filing of any necessary assignments with the appropriate Governmental Authority. The non-competition and confidentiality agreements between the Seller and employees involved in the Business have been or prior to the Closing will be validly assigned to the Company.

                  (c) The Seller has (i) initiated a review and assessment of the Business and operations of the Company and each Subsidiary (including those areas affected by suppliers and vendors) that could reasonably be affected by the Year 2000 Problem, (ii) developed the plan disclosed to the Purchaser (the "YEAR 2000 PLAN") to address the Year 2000 Problem, and (iii) implemented and complied with the Year 2000 Plan in accordance with the terms thereof. The Year 2000 Plan includes all appropriate, necessary and timely steps, actions and plans to make the assets and the businesses of the Company and each Subsidiary Year 2000 Compliant in accordance with the methods and the time frames set forth therein. As of the date hereof, there are no issues or events that prevent the Seller and the Company and each Subsidiary from fully addressing the Year 2000 Problem consistent with the terms of the Year 2000 Plan.

                  (d) Except as provided in Section 3.19(d) of the Disclosure Schedule, the transactions contemplated by this Agreement will not (i) result in the infringement or misappropriation by the Company, any Subsidiary or the Business of any Intellectual Property right of any other person or entity, or
(ii) result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company, any Subsidiary or the Business by, any licenses, franchises, permits or government authorizations listed in
Section 3.19(d) of the Disclosure Schedule or any contracts involving the grant to the Company of any rights relating to the Intellectual Property of any third party.

                  (e) The business, test delivery and administrative systems of the Business, including scheduling and call centers, networks and communications and the infrastructure and computer environment in which they run, are sufficient and operate, and will continue to be sufficient and to operate as of the Closing Date, in a manner such that the Business can continue to be conducted in all material respects as it is currently conducted.

         SECTION 3.20 BROKERS. Neither the Company nor any Subsidiary has had any dealings with any broker or finder in connection with the transactions contemplated by this Agreement, except that the Seller has engaged the services and will pay the fees and expenses of Deutsche Banc Alex. Brown.

         SECTION 3.21 DISCLOSURE. No representation or warranty by the Company or the Seller in this Agreement, and no statement contained in the schedules or exhibits or in any certificate to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         SECTION 3.22 TRANSACTIONS WITH AFFILIATES. Except as disclosed in
Section 3.22 of the Disclosure Schedule, (a) neither the Company nor any of the Subsidiaries is a party to any material arrangement with the Seller or any of its Affiliates and (b) the Seller and its Affiliates do not provide any material services to the Company, any Subsidiary or the Business. Neither the Seller nor, to the Knowledge of the Seller or the Company, any officer or director of the Seller or any of its Affiliates has any material financial interest in any competitor, customer or client of the Business or owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property used or held for use by the Business.



                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                REGARDING SELLER

         The Seller hereby represents and warrants to the Purchaser as follows:

         SECTION 4.01 ORGANIZATION; GOOD STANDING. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

         SECTION 4.02 AUTHORIZATION OF TRANSACTION. The Seller has full power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by the board of directors of the Seller and by all other necessary action on the part of the Seller and its stockholders. Assuming due authorization, execution and delivery by the Seller, this Agreement constitutes a legal, valid and binding obligation of the Seller fully enforceable against the Seller in accordance with its terms, subject to Bankruptcy and Equity Exceptions.

         SECTION 4.03 NONCONTRAVENTION. Neither the execution or delivery of this Agreement by the Seller, nor the consummation of the transactions contemplated hereby, will (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any government, governmental agency, or court to which the Seller is a party or to which it is bound or subject, or the provisions of the Seller Charter Documents, or (b) except as provided in Section 4.03 of the Disclosure Schedule, conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any material agreement to which the Seller is a party, or constitute a default in any material respect thereunder, or result in the creation of any Encumbrance upon any of its assets (except Encumbrances that individually and in the aggregate are immaterial).

         SECTION 4.04 LITIGATION; CONSENTS. There is no action, suit, proceeding or formal governmental inquiry or investigation pending, or to the Seller's Knowledge threatened, against the Seller that seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby. Other than in connection with the provisions of the Hart-Scott-Rodino Act or as described in the Foreign Purchase Agreement, no consent, approval or authorization of any Governmental Authority on the part of the Seller is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

         Section 4.05 FAIRNESS OPINION. Deutsche Banc Alex. Brown has delivered to the board of directors of the Seller its opinion, dated as of the date of this Agreement, that the consideration to be paid to the Seller in the transaction is fair to the Seller from a financial point of view.

         Section 4.06 BROKERS. The Seller has had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement, except that the Seller has engaged the services and will pay the fees and expenses of Deutsche Banc Alex. Brown.



                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser and the Guarantor, jointly and severally, hereby represent and warrant to the Seller and the Company as follows:

         SECTION 5.01 ORGANIZATION; GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

         SECTION 5.02 AUTHORIZATION. Each of the Purchaser and the Guarantor has the full power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the Guarantor and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by the board of directors of the Purchaser and the Guarantor and by all other necessary action on the part of the Purchaser, the Guarantor and their respective shareholders. This Agreement has been duly executed and delivered by each of the Purchaser and the Guarantor and constitutes the legal, valid and binding obligation of each of the Purchaser and the Guarantor, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

         SECTION 5.03 NONCONTRAVENTION. Neither the execution or delivery of this Agreement by the Purchaser, nor the consummation of the transactions contemplated hereby, will (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any government, governmental agency, or court to which the Purchaser, the Guarantor or any of their subsidiaries is a party or to which any of them is bound or subject, or the provisions of the Purchaser Charter Documents, or (b) conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any material agreement to which the Purchaser, the Guarantor or any subsidiary is a party, or constitute a default in any material respect thereunder, or result in the creation of any

Encumbrance upon any of their respective assets (except Encumbrances that individually and in the aggregate are not material).

         SECTION 5.04 LITIGATION; CONSENTS. There is no action, suit, proceeding or formal governmental inquiry or investigation pending, or to the Purchaser's Knowledge threatened, against the Purchaser or the Guarantor that seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby. Other than in connection with the provisions of the Hart-Scott-Rodino Act and as described in the Foreign Purchase Agreement, no consent, approval or authorization of any Governmental Authority on the part of the Purchaser is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

         SECTION 5.05 INVESTMENT. The Purchaser is acquiring the Shares for its own investment and not with a view to sale or distribution thereof. The Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Shares. Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation in the Shares to such person or any third person.

         SECTION 5.06 FINANCIAL ABILITY. The Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated hereby.

         SECTION 5.07 BROKERS. Neither the Purchaser nor the Guarantor has had any dealings with any broker or finder in connection with the transactions contemplated by this Agreement, except that the Purchaser and the Guarantor have engaged the services and will pay the fees and expenses of Merrill Lynch & Co., Incorporated.

                                   ARTICLE VI
                              PRE-CLOSING COVENANTS

         The parties hereto agree as follows with regard to the period between the execution of this Agreement and the Closing:

         SECTION 6.01 FILINGS; OTHER ACTIONS. Upon the terms and subject to the conditions contained herein, each of the parties shall: (a) cooperate with one another in determining whether any filings are required to be made with, or consents or permits are required to be obtained from, any Governmental Authority in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking timely to obtain any such consents and permits, (b) make their respective filings promptly and any other required or requested submissions under the Hart-Scott-Rodino Act and as described in the Foreign Purchase Agreement, furnish to each other party hereto all such information in its possession as may be necessary for the completion of such filings and submissions to be filed by the other party, and use its Best Efforts to obtain an early termination of the applicable waiting period and (c) use its Best Efforts to take any and all other actions necessary to consummate the transactions provided for in this Agreement.

         SECTION 6.02 ACCESS; COOPERATION. From and after the date hereof and until the Closing Date, each of the Seller and the Company shall, and the Company shall cause each Subsidiary to, use its Best Efforts to make available for inspection by the Purchaser or its Representatives, upon reasonable advance notice, during normal business hours and in a manner so as not to interfere with normal business operations of the Seller or the Company, the Business' and the Company's corporate or comparable records, books of account, employee records, contracts and all other documents reasonably requested by the Purchaser or its Representatives in order to permit the Purchaser and such Representatives to make reasonable inspection and examination of the business and affairs of the Business and the Company and any Subsidiary. The Seller and the Company shall cause the managerial employees of the Business, the Company and any Subsidiary to be available upon reasonable advance notice to answer questions concerning the business and affairs of the Company or the Subsidiary and to meet with the Purchaser and customers or supplier of the Business to obtain any necessary consents to assignment, waivers or amendments under contracts related to the Business. The Seller shall use its Best Efforts to take any and all corporate action to consummate the transactions contemplated by this Agreement.

         SECTION 6.03 CONDUCT OF BUSINESS PRIOR TO CLOSING DATE. From the date hereof to the Closing Date, the Company, each Subsidiary and the Seller in respect of the Business shall:

                  (a) conduct the Business in the ordinary and usual course of business consistent with past and current practices and shall use their Best Efforts to maintain and preserve intact their business organizations and goodwill, to retain the services of their key officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers, clients and others having business relationships with them;

                  (b) confer on a regular and frequent basis with Representatives of the Purchaser to report operational matters and the general status of ongoing operations including profit margins, cost increases and material adverse trends;

                  (c) except in connection with the transactions expressly contemplated by this Agreement, take no action (or fail to take any action) which would cause or permit their respective representations and warranties contained in this Agreement to be untrue in any material respect at the Closing Date;

                  (d) except as described in Section 6.03(d) of the Disclosure Schedule, the Seller covenants and agrees that, prior to the Closing, without the prior written consent of the Purchaser, neither the Seller, the Company, any Subsidiary nor any other subsidiary of the Seller will do any of the things enumerated in Section 3.08 (including, without limitation, clauses (a) through (x) thereof);

                  (e) confer with the Purchaser regarding any communication or negotiation with respect to any disputed material Receivable ; and

                  (f) diligently defend in consultation with the Purchaser the litigation referred to in Schedule 2.06(g) hereto; provided, however, that such litigation shall not be compromised or settled without the Purchaser's prior written consent, such consent not to be unreasonably withheld or delayed, it being understood that any such settlement or compromise shall give a full, complete and unconditional release of any and all liability and claims against the Company, the Subsidiaries and the Business.

         SECTION 6.04 NOTIFICATION OF DEVELOPMENTS. The Seller shall give prompt notice to the Purchaser of the occurrence or non-occurrence of any event of which the Seller has Knowledge, the occurrence or non-occurrence of which would cause any representation or warranty of any of the Seller, the Company or any Subsidiary contained herein to be untrue or inaccurate in any material respect at or prior to the Closing. The Purchaser shall give prompt notice to the Seller of (a) the occurrence or nonoccurrence of any event of which the Purchaser has Knowledge, the occurrence or non-occurrence of which would cause any representation or warranty of the Purchaser or the Guarantor contained herein to be untrue or inaccurate in any material respect at or prior to the Closing, and
(b) any material failure of Purchaser or the Guarantor to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 6.04 shall not be deemed to (a) modify the representations or warranties hereunder of the party delivering such notice, (b) modify the conditions set forth in Sections 7.01 and 7.02, or (c) limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each party also will notify the other in writing of, and will use its Best Efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by such party.

         SECTION 6.05 BREAK-UP FEE. In the event that this Agreement is terminated by the Purchaser pursuant to Section 12.01(b) of this Agreement because (x) of (a) Seller's refusal to consummate the Closing or (b) Seller's failure to use its Best Efforts to satisfy the conditions to Closing set forth in Section 8.01 or (y) there is then pending any Action described in 8.01(g) (or in either case would be so terminable by Purchaser but for the fact that the Seller shall have terminated this Agreement pursuant to such Section 12.01(b)), then the Seller shall pay to the Purchaser a fee equal to 5% of the Base Price (the "BREAK-UP FEE"). The payment of the Break-Up Fee shall be made as reimbursement for expenses incurred by the Purchaser relating to the transactions contemplated by this Agreement, and as liquidated damages (it being understood that actual damages would be difficult, if not impossible to determine with certainty in the event of such termination), which the Purchaser hereby agrees is reasonable. Any Break-Up Fee payable by the Seller to the Purchaser pursuant to this Section 6.05 shall be paid to the Seller within 10 business days after written notice by the Purchaser to the Seller that the Break-Up Fee is due and payable. The payment of the Break-Up Fee provided for in this Section 6.05 shall be the Purchaser's exclusive remedy for the events described in (a) and (b) above.

         SECTION 6.06 AMENDMENT OF SCHEDULES. Each party hereto, with respect to the representations and warranties of such party contained in this Agreement, shall have the continuing obligation until the Closing Date to supplement or amend promptly the Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.

         SECTION 6.07 CERTAIN PAYMENTS. The Seller shall pay all bonuses included in accrued expenses or accounts payable and payable to employees of the Business under the Prometric Strategic Plan and expenses included in accrued expenses or accounts payable and related to the proposed initial public offering of the Company Common Stock.

         SECTION 6.08 RETENTION BONUS AMOUNT. At least 10 days prior to the Closing, the Seller shall deliver to the Purchaser a schedule setting forth the aggregate payments to be made under the bonus pool arrangements specified on
Schedule 8.01(m), including excise tax payments thereon (the "Retention Bonus Amount").

                                   ARTICLE VII
                                   TAX MATTERS

         SECTION 7.01 INDEMNITY. (a) The Seller shall indemnify and hold harmless the Purchaser against the following Taxes (except to the extent current taxes on the Closing Balance Sheet have been specifically reserved for such Taxes) and, except as otherwise provided in Section 7.04, against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Seller, the Company, any Subsidiaries or the Business with respect to taxable periods of such Person ending on or before the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Seller, the Company, any Subsidiaries or the Business which are allocable, pursuant to
Section 7.01(b), to the portion of such period ending on the Closing Date; (iii) Taxes imposed on any member of any affiliated group with which the Seller, the Company and the Subsidiaries file, have filed or should have filed a Tax Return on a consolidated or combined basis for a taxable period ending on or before the Closing Date; and (iv) Taxes imposed on the Purchaser as a result of any breach of warranty or misrepresentation under Section 3.09 of this Agreement. The Purchaser shall be responsible for Taxes and associated expenses not allocated to the Seller pursuant to the first sentence hereof.

                  (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

                  (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.07), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

                  (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Seller, the Company, the Subsidiaries or the Business or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

         SECTION 7.02 TAX RETURNS AND PAYMENTS. (a) From the date of this Agreement through and after the Closing Date, the Seller shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Company, the Subsidiaries and the Business that are due on or before or relate to any taxable period ending on or before the Closing Date (and the Purchaser shall do the same for Tax Returns relating to the Company, the Subsidiaries and the Business with respect to any taxable period ending after the Closing Date). Tax Returns of the Company, the Subsidiaries and the Business not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to such corporations (except to the extent counsel for the Seller renders a legal opinion there is no reasonable basis in Law therefor or that a Tax Return cannot be so prepared and filed without being subject to penalties). With respect to any Tax Return required to be filed by the Purchaser or the Seller with respect to the Company, the Subsidiaries and the Business and as to which an amount of Tax is allocable to the other party under Section 7.01(b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to such other party pursuant to Section 7.01(b), together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return, and such other party and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior the filing of such Tax Return.

                  (b) The Seller shall pay or cause to be paid when due (including any extension of time to file) and payable all Taxes with respect to the Seller, the Company, the Subsidiaries and the Business for any taxable period ending on or before the Closing Date to the extent such Taxes exceed the amount, if any, accrued for such Taxes as current taxes payable on the Closing Balance Sheet, and the Purchaser shall so pay or cause to be paid Taxes for the Business for any taxable period after the Closing Date (subject to its right of indemnification from the Seller by the date set forth in Section 7.05 for Taxes attributable to the portion of any Tax period that includes the Closing Date pursuant to Sections 7.01(a) and 7.01(b)).

         SECTION 7.03 REFUNDS. Any Tax refund (including any interest with respect thereto) relating to the Seller, the Company, any Subsidiary or the Business for any taxable period prior to the Closing Date (except for any refund included on the Reference Balance Sheet, which shall be the property of the Purchaser, and if paid to the Seller, shall be paid over promptly to the Purchaser) shall be the property of the Seller, and if received by the Purchaser shall be payable promptly to the Seller. Notwithstanding the foregoing sentence:
(a) any Tax refund (or equivalent benefit to the Seller through a reduction in Tax liability) for a period before the Closing Date arising out of the carryback of a loss or credit incurred by the Business in a taxable year ending after the Closing Date shall be the property of the Purchaser and, if received by the Seller, shall be payable promptly to the Purchaser; and (b) if, and to the extent that as of such time, if any, as the Purchaser shall receive a refund that would be the property of the Seller and payable to the Seller under the foregoing sentence, Taxes have been asserted in writing that would be required to be indemnified by the Seller hereunder, all or part of such refund up to an amount equal to 120% of such asserted Taxes shall, at the option of the Purchaser, be deposited by the Purchaser into the Escrow Fund (as defined in the Escrow Agreement) for satisfaction of any amounts indemnifiable under this Article VII that have been asserted or subsequently are asserted, until the time set forth in clause (b) of Section 7.05 of this Agreement with respect to any such asserted amounts (or, if earlier, expiration of the applicable statute of limitations), at which time any balance remaining in the Indemnity Escrow Fund from such deposited amount after payment of any claims shall be paid to the Seller.

         SECTION 7.04 CONTESTS. (a) After the Closing, the Purchaser shall promptly notify the Seller in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Purchaser which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VII; provided, however, that a failure to give such notice will not affect the Purchaser's right to indemnification under this Agreement except to the extent, if any, that, but for such failure, the Seller could have avoided all or a portion of the Tax liability in question.

                  (b) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, provided that the Seller acknowledges in writing its responsibility under this Agreement to hold the Purchaser harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding that relates to periods ending on or before the Closing Date (or, in the case of any taxable year that includes the Closing Date, against an adjustment allocable under Section 7.01(b) to the portion of such year ending on or before the Closing Date), the Seller shall have the right at its expense to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential adjustment for which the Seller has acknowledged its liability; the Purchaser also may participate in any such audit or proceeding and, if the Seller does not assume the defense of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving five days' prior written notice to the Seller setting forth the terms and conditions of settlement. In the event that issues relating to a potential adjustment for which the Seller has acknowledged its liability are required to be dealt with in the same proceeding as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues.

                  (c) With respect to issues relating to a potential adjustment for which both the Seller (as evidenced by its acknowledgment under this Section 7.04) and the Purchaser could be liable, (i) each party may participate in the audit or proceeding, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future

Tax periods. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VII by the Purchaser and the Seller.

                  (d) Neither the Purchaser nor the Seller shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld. The Purchaser and the Seller agree to cooperate in the defense against or compromise of any claim in any audit or proceeding.

         SECTION 7.05 TIME OF PAYMENT. Payment by the Seller of any amounts due under this Article VII in respect of Taxes shall be made (a) at least three Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Purchaser on which is required to be reported income for a period ending after the Closing Date for which the Seller is responsible under Sections 8.01(a) and 8.01(b) without regard to whether the Tax Return shows overall net income or loss for such period, and (b) within three Business Days following an agreement between the Seller and the Purchaser that an indemnity amount is payable, an assessment of a Tax by a taxing authority, or a "determination" as defined in Section 1313(a) of the Code. If liability under this Article VII is in respect of costs or expenses other than Taxes, payment by the Seller of any amounts due under this Article VII shall be made within five Business Days after the date when the Seller has been notified by the Purchaser that the Seller has a liability for a determinable amount under this Article VII and is provided with calculations or other materials supporting such liability.

         SECTION 7.06 COOPERATION AND EXCHANGE OF INFORMATION. Upon the terms set forth in Section 6.02, the Seller and the Purchaser shall cooperate and provide each other with information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase all or a part of the Business from the Purchaser. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The Seller shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of the Seller and the Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Seller and the Company or the Business for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (b) six years following the due date (without extension) for such Tax Returns. Any information obtained under this Section
7.06 shall be kept confidential in accordance with the Letter

Agreement except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

         SECTION 7.07 CONVEYANCE TAXES. The Seller shall be liable for and shall hold the Purchaser harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and similar fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. The Seller, after the review and consent by the Purchaser, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. The Purchaser shall execute and deliver all instruments and certificates necessary to enable the Seller to comply with the foregoing. The Purchaser shall complete and execute a resale or other exemption certificate with respect to the inventory items sold hereunder, and shall provide the Seller with an executed copy thereof.

         SECTION 7.08 SECTION 338(h)(10) ELECTION. (a) The Seller and the Purchaser shall jointly make deemed asset sale elections described under Code
Section 338(h)(10) (the "SECTION 338(h)(10) ELECTIONS") and shall make all corresponding or similar elections under applicable state or local law with respect to the Company, NAI/Block Inc. and ITS General Inc. in connection with the qualified stock purchase of the stock of the Company, NAI/Block Inc. and ITS General Inc. by the Purchaser hereunder (collectively, including the Section 338(h)(10) Elections, the "ELECTIONS"). The Purchaser and the Seller shall file all such Elections on a timely basis and comply with all rules and regulations applicable to such Elections. The Purchaser and the Seller shall cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and documents on a joint or separate basis as may be required) to effect and preserve timely Elections in accordance with applicable Treasury Regulations under Section 338 and comparable state or local laws.

                  (b) For the purpose of making the Section 338(h)(10) Elections, the Purchaser shall compute and allocate the "modified aggregate deemed sales price" for each qualified stock purchase among the assets of the Company, NAI/Block Inc. and ITS General Inc., respectively, in accordance with the provisions of Section 338 and the Treasury Regulations thereunder (the "Allocations"), and shall deliver to the Seller the Allocations within 90 days after the date hereof for the Seller's review and comment. The Seller may dispute amounts set forth on the Allocations within 10 Business Days of delivery of the Allocations by the Purchaser to the Seller. In the event of such a dispute, the parties along with the counsel to the Seller or the Seller's Accountants and counsel to the Purchaser or the Purchaser's Accountants shall attempt in good faith to resolve such dispute and any resolution shall be final and binding on them. If the parties cannot resolve any such dispute within five
(5) Business Days after the Seller notifies the Purchaser that it does not agree with the computation and calculation of the modified aggregate sales price for one or more of the qualified stock purchases, the items remaining in dispute shall be submitted to an independent accounting firm of international reputation selected by, and mutually acceptable to, the Seller and the Purchaser or, if they cannot agree, the Seller's Accountants and the Purchaser's Accountants shall select such an independent firm. If the independent accounting firm so selected determines that the items remaining in dispute are not materially incorrect, then the Purchaser and the Seller shall be bound by the Allocations as prepared by the Purchaser. If the independent accounting firm so selected determines that one or more of the items remaining in dispute are materially incorrect, then the Seller and the Purchaser shall be bound by the allocation of such items as determined by the independent accounting firm. The independent accounting firm shall make any such determination within 10 Business Days after submission of the remaining disputed items. Any subsequent adjustments to the modified aggregate deemed sales price for any qualified stock purchase shall be reflected in the Allocations in a manner consistent with
Section 338 of the Code and the Treasury Regulations promulgated thereunder. The Seller shall calculate gain or loss, if any, resulting from the Elections and the Purchaser shall calculate tax basis in the assets of the Company, NAI/Block Inc. and ITS General Inc., respectively, in a manner consistent with the Allocations (as determined pursuant to the preceding four sentences) and neither party nor the Company shall take any position inconsistent with the Allocations in any tax return, schedule, estimate or otherwise; provided, however, that the Seller shall be entitled to subtract its selling costs from the "modified aggregate deemed sales price" for any qualified stock purchase for purposes of calculating gain or loss, and the Purchaser shall be entitled to add its acquisition costs to the "adjusted grossed-up basis" of the assets of the Company, NAI/Block Inc. and ITS General Inc., respectively, for purposes of determining the basis of the assets of the Company, NAI/Block Inc. and ITS General Inc.

         SECTION 7.09 MISCELLANEOUS. (a) The Seller and the Purchaser shall treat all payments made either to or for the benefit of the other (including any payments to the Seller or any Subsidiary) under this Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

                  (b) Notwithstanding any provision in this Agreement to the contrary, the obligations of the Seller to indemnify and hold harmless the Purchaser pursuant to this Article VII, and the representations and warranties contained in Section 3.09, shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

                  (c) From and after the date of this Agreement, the Seller shall not without the prior written consent of the Purchaser (which may, in its sole and absolute discretion, withhold such consent) make, or cause or permit to be made, any Tax election that would affect the Business.

                  (d) For purposes of this Article VII, "the Purchaser" and "the Seller," respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member.

                  (e) The Purchaser shall be entitled to recover professional fees and related costs that it may reasonably incur to enforce the provisions of this Article VII.

                  (f) The Seller shall use its Best Efforts to cause any "10% owner" (as defined in Section 1060(e) of the Code) to cooperate with the Purchaser in complying with any reporting obligations under Section 1060(e) of the Code.


                                  ARTICLE VIII
                        CONDITIONS TO OBLIGATION TO CLOSE

         Section 8.01 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION. The obligation of the Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by the Purchaser in writing:

                  (a) Representations and Warranties. Each of the representations and warranties of the Seller and the Company contained in Articles III and IV (i) that are qualified as to materiality shall be true and correct and (ii) that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except for those given as of a particular date, which shall be true and correct in all material respects as of such date, and except for changes therein permitted or contemplated hereby.

                  (b) Covenants. The Seller and the Company shall have performed and complied in all material respects with each of the covenants and provisions in this Agreement required herein to be performed or complied with by them between the date hereof and the Closing Date.

                  (c) HSR Act. The waiting period (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or been terminated and the parties shall have received all other required authorizations, consents and approvals of Governmental Authorities.

                  (d) Required Consents. The Company shall have received all necessary consents for the transfer of (i) the Material Leases in form reasonably satisfactory to the Purchaser, and (ii) a number of the contracts listed on Schedule 2.03(a) hereto that represent at least 75% of the revenues set forth in Schedule 2.03(a) hereto, in each case in substantially the form of Exhibit F and G or in such other form reasonably satisfactory to the Purchaser.

                  (e) Required Deliveries. The Seller shall have made all deliveries and taken all actions required by Section 2.05(a).

                  (f) Opinions of Counsel. The Purchaser shall have received the opinion of counsel for the Seller and the Company and the opinion of Maryland counsel for the Purchaser, each dated the Closing Date, and each substantially in the form provided to the Seller and Purchaser on the date hereof.

                  (g) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against the Seller, the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which the Purchaser believes, in its reasonable discretion, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a Material Adverse Effect or otherwise render inadvisable, in the Purchaser's reasonable discretion, the consummation of the transactions contemplated by this Agreement.

                  (h) Non-Compete Agreements. The Purchaser shall have received executed non-compete agreements from each of the Seller's chief executive officers each in the form of Exhibit D hereto.

                  (i) Audited Financials. The Purchaser shall have received audited financial statements for the Business as of and for the year ended December 31, 1999 from the Seller.

                  (j) Ancillary Agreements. The Seller shall have entered into the Ancillary Agreements.

                  (k) No Material Adverse Effect. As of the Closing Date, no event or circumstance shall have occurred with respect to the Company, any Subsidiary or the Business which would constitute a Material Adverse Effect, and neither the Company nor any Subsidiary nor the Business shall have suffered any material loss or damages to any of its properties or assets whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of the Company or any Subsidiary to conduct its business.

                  (l) Intercompany Transfers. The Seller and the Company shall have provided the Purchaser with true, complete and correct copies of all agreements, documents and instruments relating to the transfer of the assets and Assumed Liabilities (but none of the Excluded Liabilities) of the Business to the Company, all of which shall be in form and substance reasonably satisfactory to the Purchaser.

                  (m) Employee Benefits. The Seller shall have put in place the retention bonus pool arrangements for certain transferred key employees of the Business, as specified on Schedule 8.01(m) (the "RETENTION BONUS PLAN").

                  (n) Election. The Seller shall have provided to the Purchaser a duly executed IRS Form 8023 properly completed as to those items within the Knowledge of the Seller and in accordance with Section 7.8 hereof, together with a duly executed IRS Form 8594, properly completed in accordance with Section
         7.8 hereof.

                  (o) Certificate of Non-Foreign Status. The Purchaser shall have received a certificate from the Seller (which complies with Section 1445 of the Code) of non-foreign status executed in accordance with the provisions of the Foreign Investment in Real Property Tax Act.

                  (p) Release of Encumbrances. All Encumbrances on the material assets of the Business other than any created by this Agreement or by or through the Purchaser or its Affiliates shall have been released.

                  (q) Foreign Closing. Simultaneously with the Closing hereunder, the closing of the sale of the Foreign Operations shall occur.

         SECTION 8.02 CONDITIONS PRECEDENT TO SELLER'S AND COMPANY'S OBLIGATION. The obligations of the Seller and the Company to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by the Seller or the Company in writing:

                  (a) Representations and Warranties. Each of the representations and warranties of the Purchaser and the Guarantor contained in Article V hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except for those given as of a particular date, which shall be true and correct in all material respects as of such date, and except for changes therein permitted or contemplated hereby.

                  (b) Covenants. The Purchaser shall have performed and complied in all material respects with each of the covenants and provisions in this Agreement required herein to be performed or complied with by the Purchaser between the date hereof and the Closing Date.

                  (c) HSR Act. The waiting period (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or been terminated and the parties shall have received all other required authorizations, consents and approvals of Governmental Authorities.

                  (d) Required Deliveries. Purchaser shall have made all deliveries and taken all actions required by Section 2.05(b) hereof.

                  (e) Foreign Closing. Simultaneously with the Closing hereunder, the closing of the sale of the Foreign Operations shall occur.

                                   ARTICLE IX
                             POST-CLOSING COVENANTS

         SECTION 9.01 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents and making all of its corporate machinery available to obtain any required consents, approvals, waivers or ratifications as may be necessary) as any other party reasonably may request, all at the sole cost and expense of the requesting party, unless the requesting party is entitled to indemnification therefor under Article X.

         SECTION 9.02 LITIGATION. With regard to the litigation referred to in
Schedule 2.06(g), the Seller shall continue to diligently prosecute, defend and bear all costs and expenses related thereto, and the Purchaser and the Company shall cooperate with the Seller in all reasonable respects in connection therewith, including, without limitation, making available relevant records and employees who may have information about such claim, in order to permit the Seller to continue to defend properly such claim. The Seller will consult with the Purchaser in connection with such litigation and any similar claims, shall consider in good faith the views of the Purchaser in connection with any material analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of the Seller and shall keep the Purchaser fully informed of all material developments in connection with such litigation or claims. The Seller shall not compromise or settle such litigation or any similar claims without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed; provided, however, that any such compromise or settlement shall give a full, complete and unconditional release of any and all liability or claims against the Purchaser, the Company, the Subsidiaries and/or the Business. The Seller shall not be responsible for any costs incurred by the Purchaser or its counsel in connection with any consultation or other activity arising out of this Section 9.02.

         SECTION 9.03 PROTECTION OF THE BUSINESS. (a) In partial consideration of the payment of the Purchase Price, as set forth in Section 2.01, the Seller and the Purchaser agree that, for a period of five (5) years after the Closing (the "RESTRICTED PERIOD"), the Seller shall not engage, directly or indirectly, in any capacity, in any business anywhere in the world that offers secure computer-based testing services to any entity, person, company or organization (other than the Company or its Affiliates), or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any Person that competes with the Purchaser, the Company, any Subsidiary or the Business in offering secure computer-based testing services; provided, however, that, for the purposes of this Section 9.03, ownership of securities representing less than five (5) percent of the outstanding voting power of any competitor shall not be deemed to be in violation of this Section
9.03 so long as the Person owning such securities has no other connection or relationship with such competitor. Nothing in this Section 9.03 will prevent the Seller or its Affiliates (i) from providing, directly or indirectly, computer-based tests to persons who are provided educational services by the Seller or any of its Affiliates so long as such tests are ancillary to such educational services or to test its current or prospective employees or (ii) from conducting or engaging in, directly or indirectly, any business other than computer-based testing regardless of whether such business is also conducted or engaged in by the Purchaser, Guarantor or their respective Affiliates. For purposes of this Section 9.03(a), "secure" means any computer-based test requiring proctoring, with proctoring meaning having individuals physically present to monitor test taking, remote proctoring to monitor test taking or any other type of monitoring designed to ensure that the test takers follow guidelines set for the test being taken.

                  (b) Seller shall not, and will not permit any of its Affiliates to, directly or indirectly, solicit the employment of, attempt to employ, or employ any employee of the Business during the period commencing on the Closing Date and ending eighteen months thereafter; provided, however, that the forgoing shall not prohibit Seller from hiring any former employee of the Business (i) on an unsolicited basis or (ii) as the direct result of a general solicitation to the public or general advertising; provided further, that if at any time during the twelve months following the Closing the Seller proposes to hire a former non-clerical employee of the Business whose employment by the Business terminated voluntarily less than 90 days prior to such date, prior to hiring such individual the Seller will notify the Company and give the Company a reasonable opportunity to attempt to rehire such employee. In addition, the Seller and its Affiliates will not during such eighteen month period, engage or employ any person acting as a consultant to the Business on the Closing Date in a manner that would interfere with such consultant's ability to continue to perform services to the Business as required by the Business.

                  (c) The Restricted Period shall be extended by the length of any period during which the Seller is in breach of the terms of this Section 9.03.

                  (d) The Seller acknowledges that the covenants of the Seller set forth in paragraphs (a) through (c) of this Section 9.03 are an essential element of this Agreement and that, but for the agreement of the Seller to comply with these covenants, the Purchaser would not have entered into this Agreement. The Seller acknowledges that this Section 9.03 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser. The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 9.03 are reasonable and proper.

                  (e) The Seller agrees to contract with the Company for any proctored, secure computer-based testing Seller may require in the future, provided that: (i) the Purchaser gives Seller most favored nation pricing for the type of testing to be delivered by the Company, and (ii) the Company is then able to meet the specifications for such delivery of the tests.

         SECTION 9.04 NON-COMPETITION BY PURCHASER AND GUARANTOR. During the Restricted Period, the Purchaser and the Guarantor and their Affiliates shall not provide in any STC any educational services that compete with any of the educational services generally provided in Sylvan Learning Centers by the Seller, its Affiliates, franchisees or other operators of Sylvan Learning Centers; it being understood that this Section 9.04 is not intended to restrict the

Purchaser or the Guarantor and their Affiliates from conducting any business activities in any locations other than STCs.

         SECTION 9.05 USE OF INTELLECTUAL PROPERTY. (a) Except as set forth in
Section 9.05 of the Disclosure Schedule, from and after the Closing, the Seller shall not use any of the owned Intellectual Property.

                  (b) As soon as possible after the Closing, the Seller shall remove the name Prometric, and cause any of its subsidiaries that use such name in their corporate names to amend its Charter Documents accordingly, to one not using any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Intellectual Property or any trademark, servicemark, trade dress, logo, trade name, or corporate name similar or related thereto. As promptly as practicable following the Closing, the Seller shall remove or obliterate any Intellectual Property from letterheads and other materials remaining in its possession or under its control, and the Seller shall not use or put into use after the Closing any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Intellectual Property.

                  (c) For a period of twelve months after the Closing, the Purchaser shall have the right to use the Sylvan name in combination with the name Prometric or as otherwise used by the Business prior to the Closing. The Purchaser understands and agrees that it is not acquiring any interest in the name "Sylvan" or any goodwill associated therewith. The Purchaser shall in no way represent that it is affiliated with the Seller in the use of the Sylvan name as provided in this Section 9.04. The Seller hereby grants the Purchaser a non-exclusive, royalty-free license to use the Sylvan name for the twelve months' period herein provided.

         SECTION 9.06 COOPERATION WITH FRANCHISEES. After the Closing, the Seller shall use its Best Efforts to extend the existing contracts, agreements and other arrangements expiring in 2001 and 2002 with franchisees related to STC's.

         SECTION 9.07 COOPERATION WITH RESPECT TO SUBLEASES. After the Closing, the Seller shall use its Best Efforts to consolidate the space subleased by the Company from the Seller in Baltimore, Maryland to either the Sylvan Building at 1000 Lancaster Street or the Bagby Building at 509-521 South Exeter Street.

                                    ARTICLE X
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                 INDEMNIFICATION

         SECTION 10.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto agree that the representations and warranties, and the covenants and agreements contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, until the second anniversary thereof; provided, however, that (a) the representations and warranties dealing with Tax matters shall survive as provided in Article VII,
(b) the representations or
warranties dealing with environmental matters shall survive the Closing until the fifth anniversary of the Closing, (c) the representations and warranties made in Section 3.01, 3.20, 4.01, 4.02, 4.06, 5.01, 5.02 and 5.07 shall survive in full force and effect indefinitely and (d) the covenants and agreements made in this Agreement that are to be performed in whole or in part subsequent to the Closing Date and that do not, by their terms, expire on a date certain, and Articles X, XI and XIII of this Agreement shall survive in full force and effect indefinitely. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

         SECTION 10.02 INDEMNIFICATION. (a) By Seller. The Seller shall indemnify and hold the Purchaser, the Company, the Subsidiaries and their Affiliates and Representatives harmless from and against any and all losses, claims, demands, liabilities, obligations, damages, deficiencies, assessments, judgments, payments, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees, any amounts paid in investigation, defense or settlement of any of the foregoing and interest) ("DAMAGES") incurred in connection with, arising out of, resulting from or incident to, (i) any breach of the representations and warranties of the Seller or the Company set forth in Articles III and IV or on the schedules or certificates delivered in connection herewith, or (ii) any breach of any covenant or agreement made by the Seller or the Company in this Agreement.

                  (b) By Purchaser. The Purchaser agrees to indemnify and hold the Seller and its Affiliates and Representatives harmless from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to, (i) any breach of the representations and warranties of the Purchaser set forth in Article V or on the schedules or certificates delivered in connection herewith, (ii) any breach of any covenant or agreement made by the Purchaser in this Agreement, or (iii) operation of the business of the Company after the Closing Date.

                  (c) Damages. The term "DAMAGES" as used in this Section 10.02 is not limited to matters asserted by third parties against any indemnified party, but includes Damages incurred or sustained by any indemnified party in the absence of Third Person claims.

                  (d) Limitations on Indemnification. The persons or entities indemnified pursuant to Section 10.02(a) and Section 15.02(a) of the Foreign Purchase Agreement shall not assert any claim for indemnification hereunder or under Section 15.02(d) of the Foreign Purchase Agreement unless and until, and solely to the extent that, the aggregate of all such claims shall exceed $2,000,000 (the "DEDUCTIBLE"), in which event such indemnification shall be effective with respect to all Damages in excess of the Deductible; provided, however, that this limitation shall not apply to (i) claims of or relating to fraud or willful misrepresentation or willful misconduct by any party or (ii) any breach of the representations contained in Sections 3.01, 4.01 and 4.02 hereof or Sections 8.01, 9.01 and 9.02 of the Foreign Purchase Agreement. In addition to the other limitations of this Section 10.02(d), the amount of any indemnification under this Agreement and the Foreign Purchase Agreement will be reduced by any insurance proceeds paid to the indemnifying party as a result of its Damages. The indemnifying party will be obligated to submit to its insurance carrier all coverable claims and pursue such claims against its insurance carrier in good faith. In addition to the other limitations described in this
Section 10.02(d), it is expressly understood that the obligations of the Seller to pay any amounts for indemnification under Section 10.02(a) and Section 15.02(a) of the Foreign Purchase Agreement shall not exceed the "INDEMNIFICATION LIMIT" (as defined herein); provided, however, that this limitation shall not apply to (i) claims of or relating to fraud or willful misrepresentation or willful misconduct by any party, and (ii) any breach of the representations contained in Sections 3.01, 4.01 and 4.02 hereof or Sections 8.01, 9.01 and 9.02 of the Foreign Purchase Agreement. For purposes of this Section 10.02(d), the "INDEMNIFICATION LIMIT" shall be 50% of the Purchase Price hereunder plus 50% of the Purchase Price under the Foreign Purchase Agreement. No person shall be entitled to indemnification under this Section 10.02 if and to the extent that such person's claim for indemnification is directly or indirectly related to a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement.

                  (e) Defense of Claims; Third Person Claims. (i) If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "CLAIM NOTICE") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.02. Such Claim Notice shall specify the nature and amount of the Claim asserted, if actually known to the party entitled to indemnification hereunder. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within 15 days after the service of the citation or summons). Subject to the limitations of this Section 10.02, the failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost and expense, (A) to take control of the defense and investigation of such lawsuit or action, (B) to employ and engage attorneys of its own choice, who shall be reasonably satisfactory to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost and expense, to separate counsel of its own choosing, and (C) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld or delayed; provided, however, that any such compromise or settlement shall give each Indemnified Party a full, complete and unconditional release of any and all liability by all relevant parties relating thereto. If the indemnifying party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with and subject to the limitations of this Section 10.02 and for any final judgment (subject to any right of appeal).

                  (ii) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, the parties hereto agree to reasonably cooperate to defend against and respond thereto and make available to each other such personnel, witnesses, books, records, documents or other information within its control that are reasonably necessary or appropriate for such defense.

                  (iii) Promptly after any party hereto (the "INDEMNIFIED PARTY") has received notice of or has Knowledge of any claim by a person not a party to this Agreement ("THIRD PERSON"), of the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to this Section 10.02 (the "INDEMNIFYING PARTY"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding as soon as practicable. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. Subject to the limitations of this Section 10.02, the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably satisfactory to the Indemnified Party, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any proceeding without the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed; and provided, further, that any such compromise or settlement shall give each Indemnified Party a full, complete and unconditional release of any and all liability by all relevant parties relating thereto. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall reasonably cooperate, at the Indemnifying Party's expense, with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim that gives each Indemnified Party a full, complete and unconditional release of any and all liability by all relevant parties relating thereto and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement to said Third Person plus all indemnifiable costs and expenses incurred to date, the Indemnifying Party shall be relieved of its duty to defend and shall tender the Third Person claim back to the Indemnified Party, who shall thereafter, at its own expense, be responsible for the defense and negotiation of such Third Person claim. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                  (f) Special Indemnification Regarding Excluded Liabilities, Litigation and Certain Contract. The Seller shall indemnify and hold harmless the Purchaser, the Company and their Affiliates and Representatives from and against any and all (i) Excluded Liabilities and (ii) Damages due to any ruling in the litigation referred to in Schedule 2.06(g) or other claims directly arising from such litigation that adversely affect the Business, including, to the extent not reflected in a Purchase Price Adjustment, any Damages from the termination or rescission of the contract identified in Schedule 2.06(g) or the loss of exclusivity thereof as a result of the outcome of the litigation referred to in such Schedule. Notwithstanding any other provision contained herein, any amount paid by the Seller pursuant to this Section 10.02(f) shall not be subject to the Deductible or includible in the Indemnification Limit. Any Damages relating to the termination or rescission of such contract shall be calculated based upon the provisions of Section 2.06(g). Any Damages relating to the loss of exclusivity of such contract shall be equal to the amount of lost revenue under such contract based on the relative percentage of the revenue set forth on Schedule 2.03(a) attributable to the amount of lost revenue because of such loss of exclusivity multiplied by the greater of 3.6 or the Adjusted Multiplier, but in no event shall any such Damages exceed the total amount of the Revenue Multiple.

                  (g) UK Guarantee. Notwithstanding any other provision contained herein, the Purchaser and the Company, jointly and severally, shall indemnify the Seller for any Damages incurred by the Seller in connection with Seller's guarantee of the Business' computer-based testing contract with the Driving Standards Agency (UK). Any amounts paid by the Seller pursuant to this
Section 10.02(g) shall not be subject to the Deductible or includible in the Indemnification Limit.

                  (h) Exclusive Remedy. Except as provided in paragraph (i) below, the rights of indemnification provided to the Purchaser and the Seller in this Section 10.02 are intended to be the sole remedies of such parties for any claim by either the Purchaser against the Seller or by the Seller against the Purchaser, and the parties intend, to the maximum possible extent, to preclude any other claims, on whatever cause of action predicated.

                  (i) Tax Indemnification. Anything in this Article X to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article VII.

                                   ARTICLE XI
                      FEES AND EXPENSES; INJUNCTIVE RELIEF

         SECTION 11.01 FEES AND EXPENSES. Except as set forth in Section 10.02, all fees, including Broker Fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not such transactions are consummated.

         SECTION 11.02 INJUNCTIVE RELIEF. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including, without limitation, the noncompetition agreement contained in Section 9.03 and the indemnities contained in Article X. It is, accordingly, agreed that, in addition to any other remedies which may be available upon the breach of, or to prevent a breach of, any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties', covenants and agreements contained in this Agreement, in any case without the necessity of posting a bond or other security.



                                   ARTICLE XII
                                   TERMINATION

         SECTION 12.01 TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated:

                  (a) At any time on or prior to the Closing Date, by the mutual consent in writing of the Seller, the Company and the Purchaser.

                  (b) By either the Seller or the Purchaser, if the Closing shall not have occurred prior to June 30, 2000 unless (i) the parties have not then received any Hart-Scott-Rodino Act or the foreign regulatory approvals described in the Foreign Purchase Agreement or
         (ii) there is then pending any Action described in Section 8.01(g), in either which case the applicable date under this Section 12.01(b) shall be extended to September 30, 2000; provided, however, that the right to terminate this Agreement under this Section 12.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

                  (c) The Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing Date if
         (i) either the Seller or the Company has breached any representation or warranty or covenant contained in this Agreement, (ii) such breach, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect on the Company or the Business or is reasonably likely to prevent or to materially burden or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement, or if there has been any failure on the part of the Seller or the Company to comply in all material respects with its obligations hereunder, and (iii) the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach.

                  (d) The Seller or the Company may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing Date if (i) the Purchaser has breached any representation, warranty or covenant contained in this Agreement, (ii) such breach, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Purchaser or is reasonably likely to prevent or to materially burden or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement, or if there has been any failure on the part of the Purchaser to comply in all material respects with their obligations hereunder, and (iii) the Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach.

         SECTION 12.02 CONSEQUENCES OF TERMINATION. In the event that this Agreement shall be terminated in accordance with this Article XII, (a) each party shall redeliver all documents, work papers and other material, and copies thereof, of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same (including, but not limited to, all information that would be considered "CONFIDENTIAL INFORMATION" under the letter agreement concerning confidentiality by and between the Purchaser and the Seller dated October 1, 1999 (the "LETTER AGREEMENT"), and (b) all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other party (except that each party shall remain liable for any willful or intentional breach of any representation, warranty, covenant or agreement contained herein or for any breach of the representations contained in Sections 3.01, 4.01 and 4.02 hereof, as to which, in each case, all remedies, including the availability of specific performance or other injunctive relief, shall remain available); provided, however, that in the event this Agreement is terminated for any reason whatsoever, the confidentiality provisions contained in Section 13.01 below and the confidentiality, non-solicitation and standstill provisions contained in the Letter Agreement, which by their terms are applicable (including, but not limited to, the provision regarding confidentiality), shall continue in full force and effect as provided therein and shall survive such termination.


                                  ARTICLE XIII
                                  MISCELLANEOUS

         SECTION 13.01 LETTER AGREEMENT; PRESS RELEASES. (a) As amended as of the date hereof, all terms of the Letter Agreement shall survive both execution of this Agreement and any future termination of this Agreement. Paragraphs 7(a) and 7(b) of the Letter Agreement shall be, and hereby are, amended so that the references in such Paragraphs to "one year" shall mean one year from the date of Closing under this Stock Purchase Agreement.

                  (b) Both prior to and following Closing, neither the Purchaser nor the Seller shall make any press release or public announcement in connection with the transactions contemplated hereby without the prior written consent of the other parties or, if required by law, without prior consultation with the other parties.

         SECTION 13.02 NO RELIANCE ON OTHER INFORMATION. Except for the representations and warranties (including the information contained on the schedules hereto) contained in this Agreement, none of the parties hereto nor any Representative or Affiliate or other person acting for any of them makes any other representation or warranty, express or implied.

         SECTION 13.03 NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and personally delivered or sent by pre-paid first class mail, overnight courier or facsimile, addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

         In the case of the Purchaser:

                  The Thomson Corporation
                  Metro Center at One Station Place
                  Stamford, Connecticut  06902
                  Telecopy:  (203) 348-5718
                  Attention:  General Counsel

         With a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York  10022-6069
                  Telecopy:  (212) 848-7179
                  Attention:  David W. Heleniak, Esq.

         In the case of the Seller or the Company:

                  Sylvan Learning Systems, Inc.
                  Prometric, Inc.
                  1000 Lancaster Street
                  Baltimore, Maryland  21202
                  Attention:  B. Lee McGee
                  Fax:  410-843-8060

         With a copy to:

                  Piper Marbury Rudnick & Wolfe LLP
                  36 South Charles Street
                  Baltimore, Maryland  21201
                  Attention:  Richard C. Tilghman, Jr., Esquire
                  Fax:  410-576-1763

All such notices an communications shall be deemed to have been duly given: when personally delivered; three Business Days after being deposited in the mail, as aforesaid; next day, if by overnight courier with guaranteed delivery; and when receipt is acknowledged, if transmitted by facsimile.

         SECTION 13.04 ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement together with all exhibits and schedules hereto (including the Disclosure Schedule as updated pursuant to Section 6.09 hereof) represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, except that the provisions contained in the Letter Agreement which by their terms are applicable (including, but not limited to, the provisions regarding confidentiality) shall continue in full force and effect as provided therein, and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         SECTION 13.05 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties hereto, except that the Purchaser may assign its rights, and its obligations, hereunder to a wholly owned subsidiary of the Guarantor.

         SECTION 13.06 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         SECTION 13.07 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

         SECTION 13.08 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under New York law. Each party irrevocably and unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard in the United States District Court for the Southern District of New York, and each party irrevocably consents to personal jurisdiction in such court. To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of their obligations pursuant to this Agreement.

         SECTION 13.09 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision or the scope or intent of this Agreement, or in any way effect this Agreement.

         SECTION 13.10 COUNTERPARTS. This Agreement may be signed in two or more counterparts, all of which, taken together, shall be deemed to constitute one original Agreement.

         SECTION 13.11 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Seller, the Company and the Purchaser and their respective successors and permitted assigns.

         SECTION 13.12 THOMSON GUARANTEE. The Thomson Corporation, as Guarantor, hereby unconditionally guarantees performance by (i) the Purchaser of all of its obligations under this Agreement and (ii) by Dodd Street Holdings B.V. under the Foreign Purchase Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.



                          SYLVAN LEARNING SYSTEMS, INC.



                          By:   /s/ B. Lee McGee
                             ---------------------------
                             Name:  B. Lee McGee
                             Title: Executive Vice President and
                                    Chief Financial Officer


                          PROMETRIC, INC.



                          By:   /s/ B. Lee McGee
                             ---------------------------
                             Name:  B. Lee McGee
                             Title: Executive Vice President and
                                    Chief Financial Officer


                          PROMETRIC ACQUISITION CORPORATION



                          By:   /s/ Michael S. Harris
                             ---------------------------
                             Name:  Michael S. Harris
                             Title: Vice President



                          THE THOMSON CORPORATION



                          By:   /s/ Michael S. Harris
                             ---------------------------
                             Name:  Michael S. Harris
                             Title: Senior Vice President